Exhibit 4.5

12-18-14*

CP 401(k) SAVINGS PLAN

(As Amended and Restated Effective October 27, 2014

and Reflecting the Merger with the Soo Savings Plan for TCU Employees and the Soo Line 401(k) Plan for Union Employees)

CP 401(k) SAVINGS PLAN

(As Amended and Restated Effective October 27, 2014)

i

Sec. 2.28	Predecessor Employer	10
Sec. 2.29	Qualified Employee	10
Sec. 2.30	Recognized Break in Service	12
Sec. 2.31	Sick Leave Deposits	12
Sec. 2.32	Successor Employer	12
Sec. 2.33	Testing Wages	12
Sec. 2.34	Termination of Employment	13
Sec. 2.35	Valuation Date	13
Sec. 2.36	Years of Vesting Service	14

ARTICLE III	PLAN PARTICIPATION	15
Sec. 3.1	Entry Date	15
Sec. 3.2	Eligibility for Participation	15
Sec. 3.3	Duration of Participation	15
Sec. 3.4	No Guarantee of Employment	15
Sec. 3.5	Eligibility for Participation for TCU and Union 401(k) Employees	15

ARTICLE IV	DEPOSITS AND CONTRIBUTIONS	17
Sec. 4.1	Before Tax Deposits	17
Sec. 4.2	Sick Leave Deposits	19
Sec. 4.3	Catch-Up Contributions	19
Sec. 4.4	Matching Contributions	20
Sec. 4.5	Reduction of Before Tax Deposits	20
Sec. 4.6	Limit on Before Tax and Sick Leave Deposits and Distribution of Excess Deferrals	21
Sec. 4.7	Adjustment of Before Tax and Sick Leave Deposits if Required by Code Section 401(k)	22
Sec. 4.8	Adjustment of Matching Contributions Required by Code Section 401(m)	25
Sec. 4.9	Time for Payment of Deposits	28
Sec. 4.10	Allocations	28
Sec. 4.11	Application of Forfeitures	29

ARTICLE V	LIMITATION ON ALLOCATIONS	30
Sec. 5.1	Limitation on Allocations	30

ARTICLE VI	INDIVIDUAL ACCOUNTS	33
Sec. 6.1	Accounts for Participants	33
Sec. 6.2	Investment Funds.	33
Sec. 6.3	Participant Direction of Investments	34
Sec. 6.4	Valuation of Investment Funds.	34
Sec. 6.5	Valuation of Accounts in Investment Funds.	34
Sec. 6.6	Transfers from Other Plans.	35
Sec. 6.7	Direct and Indirect Rollover Contributions	36

ARTICLE VII	DESIGNATION OF BENEFICIARY	37
Sec. 7.1	Persons Eligible to Designate	37

Sec. 7.2	Special Requirements for Married Participants	37
Sec. 7.3	Form and Method of Designation	37
Sec. 7.4	No Effective Designation	37
Sec. 7.5	Successor Beneficiary	38
Sec. 7.6	Disclaimers by Beneficiaries	38
Sec. 7.7	Definition of Spouse and Marriage	39

ARTICLE VIII	BENEFIT REQUIREMENTS	40
Sec. 8.1	Benefit on Retirement, Disability or Death	40
Sec. 8.2	Other Termination of Employment	40
Sec. 8.3	Withdrawals While Employed	42
Sec. 8.4	Loans to Participants	44

ARTICLE IX	DISTRIBUTION OF BENEFITS	47
Sec. 9.1	Time and Method of Payment.	47
Sec. 9.2	Accounts Totaling $5,000 or Less	49
Sec. 9.3	Direct Rollovers to IRAs and Other Eligible Plans	50
Sec. 9.4	Accounting Following Termination of Employment	51
Sec. 9.5	Source of Benefits	51
Sec. 9.6	Incompetent Payee	52
Sec. 9.7	Benefits May Not Be Assigned or Alienated	52
Sec. 9.8	Payments Pursuant to a Qualified Domestic Relations Order	52
Sec. 9.9	Payment of Taxes	52
Sec. 9.10	Conditions Precedent	52
Sec. 9.11	Company Directions to Funding Agency	53
Sec. 9.12	Tranfers to Other Plans	53

ARTICLE X	FUND	54
Sec. 10.1	Composition	54
Sec. 10.2	Funding Agency	54
Sec. 10.3	Compensation and Expenses of Funding Agency	54
Sec. 10.4	No Diversion	54

ARTICLE XI	ADMINISTRATION OF PLAN	56
Sec. 11.1	Administration by Company	56
Sec. 11.2	Certain Fiduciary Provisions	56
Sec. 11.3	Discrimination Prohibited	57
Sec. 11.4	Evidence	57
Sec. 11.5	Correction of Errors	57
Sec. 11.6	Records	57
Sec. 11.7	General Fiduciary Standard	58
Sec. 11.8	Prohibited Transactions	58
Sec. 11.9	Claims Procedure	58
Sec. 11.10	Bonding	58
Sec. 11.11	Waiver of Notice	58
Sec. 11.12	Agent for Legal Process	58

Sec. 11.13	Indemnification	58
Sec. 11.14	Expenses of Administration	59

ARTICLE XII	AMENDMENT, TERMINATION, MERGER	60
Sec. 12.1	Amendment	60
Sec. 12.2	Permanent Discontinuance of Contributions	60
Sec. 12.3	Reorganizations of Participating Employers.	60
Sec. 12.4	Termination	60
Sec. 12.5	Partial Termination	60
Sec. 12.6	Merger, Consolidation, or Transfer of Plan Assets	61
Sec. 12.7	Deferral of Distributions	61

ARTICLE XIII	TOP-HEAVY PLAN PROVISIONS	62
Sec. 13.1	Effective Date.	62
Sec. 13.2	Key Employee Defined	62
Sec. 13.3	Determination of Top-Heavy Status	62
Sec. 13.4	Minimum Contribution Requirement	64
Sec. 13.5	Definition of Employer	65
Sec. 13.6	Exception for Collective Bargaining Unit	65

ARTICLE XIV	MISCELLANEOUS PROVISIONS	66
Sec. 14.1	Insurance Company Not Responsible for Validity of Plan	66
Sec. 14.2	Headings	66
Sec. 14.3	Capitalized Definitions	66
Sec. 14.4	Gender	66
Sec. 14.5	Use of Compounds of Word “Here”	66
Sec. 14.6	Construed as a Whole	66
Sec. 14.7	Benefits of Reemployed Veterans	66

ARTICLE XV	REVIEW BOARD	69
Sec. 15.1	Review Board	69
Sec. 15.2	Powers of the Review Board	70
Sec. 15.3	Review Functions	71
Sec. 15.4	Liability	71
Sec. 15.5	Indemnity	71
Sec. 15.6	Company Records	72

APPENDIX A	Soo Line Railroad Company Participating Unions	73
APPENDIX B	Delaware and Hudson Railway Company, Inc. Participating Unions	74
APPENDIX C	Dakota, Minnesota and Eastern Railroad Corporation Participating Unions	75

CP 401(k) SAVINGS PLAN

(As Amended and Restated Effective October 27, 2014)

ARTICLE I

GENERAL

Sec. 1.1 Name of Plan. Effective October 27, 2014, the name of the profit sharing plan set forth herein is the CP 401(k) Savings Plan. It is sometimes herein referred to herein as the “Plan”. Prior to October 27, 2014, the Plan was known as the Canadian Pacific Savings Plan for U.S. Management Employees. Prior to that, the Plan was named the Canadian Pacific Railway Savings Plan for U.S. Management Employees. Prior to that the Plan was known as the CP Rail System Savings Plan for U.S. Management Employees and prior to that it was known as the Soo Line Railroad Savings Plan. Originally, the Plan was a stock bonus plan named the “Soo Line Railroad Tax Credit Employee Stock Ownership Plan”. The stock bonus plan feature was terminated as of December 1, 1998.

Sec. 1.2 Purpose. The Plan has been established so that eligible employees may have an additional source of retirement income.

Sec. 1.3 Effective Date. The “Effective Date” of the Plan, the date as of which the Plan was established, is January 1, 1979. This restatement of the Plan is generally effective October 27, 2014 (unless otherwise noted) and incorporates all amendments adopted effective through October 27, 2014.

Sec. 1.4 Company. The “Company” is the Soo Line Railroad Company, a Minnesota corporation, and any Successor Employer thereof.

Sec. 1.5 Participating Employer. The Company is a Participating Employer in the Plan. With the consent of the Company, any other employer may also become a Participating Employer in the Plan effective as of a date specified by it in its adoption of the Plan. Any Successor Employer to a Participating Employer shall also be a Participating Employer in the Plan. As of October 27, 2014, the following are the only Participating Employers in the Plan:

(1)	Soo Line Railroad Company

(2)	Delaware and Hudson Railroad Company (effective January 18, 1991)

(3)	Dakota, Minnesota & Eastern Railroad Corporation (effective December 13, 2013)

Canadian Pacific (U.S.) Finance ceased being a Participating Employer in the Plan as of December 31, 2004.

Sec. 1.6 Participating Union. “Participating Union” means any Union that adopts the Plan with the consent of the Company and pursuant to a collective bargaining agreement between the Participating Union and a Participating Employer.

Sec. 1.7 Construction and Applicable Law. The Plan is intended to meet the requirements for qualification under section 401(a) of the Code and the requirements for a qualified cash or deferred arrangement under section 401(k) of the Code. The Plan is also intended to be in full compliance with applicable requirements of ERISA. The Plan shall be administered and construed consistent with said intent. It shall also be construed and administered according to the laws of the State of Minnesota to the extent that such laws are not preempted by the laws of the United States of America. All controversies, disputes, and claims arising hereunder shall be submitted to the United States District Court for the District of Minnesota, except as otherwise provided in any trust agreement entered into with a Funding Agency.

Sec. 1.8 Benefit Determinations and Applicability of Amendments. Except as may be specifically provided herein to the contrary, benefits under the Plan attributable to service prior to a Participant’s Termination of Employment shall be determined and paid in accordance with the provisions of the Plan as in effect as of the date the Termination of Employment occurred. Any amendment to the Plan shall apply only to benefits accrued by individuals who are employees of a Participating Employer or Affiliate on or after the effective date of such amendment, unless he or she becomes an Active Participant after that date and such active participation causes a contrary result under the provisions the Plan. Notwithstanding the foregoing:

(a)	Certain provisions of the Plan have specific effective dates, which are noted in the particular provisions.

(b)	Certain provisions of the 1994 amendment and restatement of the Plan were required as a result of federal statutes and regulations. In cases where these new legal requirements were applicable prior to January 1, 1994, the Plan has been and will be applied and interpreted in a manner that is consistent with a good faith interpretation of the applicable legal requirements.

(c)	Certain provisions of the 1998 and 2002 amendment and restatements of the Plan were intended to reflect and comply with certain provisions of (and legal changes made by) the General Agreement on Trades and Tariffs contained in the Uruguay Round Agreements Act, P.L. 103-465 (“GATT”), the Small Business Job Protection Act of 1996, P.L. 104-88 (“SBJA”), the Taxpayer Relief Act of 1997, P.L.105-34 (“TRA 97”), the Internal Revenue Service Restructuring and Reform Act of 1998 (“RRA 98”) and the Community Renewal Tax Relief Act of 2000 (“CRA”) (the “GUST” requirements). Unless otherwise provided herein, these provisions are generally effective January 1, 1997. Some provisions of these Acts may not be reflected in this amendment and restatement because of delayed effective dates or because final regulations have not been issued interpreting and providing guidance with respect to this legislation. In the absence of explicit regulatory guidance, the Plan will be applied and interpreted in a manner that is consistent with a good faith interpretation of the legal requirements of these Acts.

(d)	Notwithstanding any provision of the Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with section 414(u) of the Code and the Uniformed Services Employment and Reemployment Rights Act of 1994, P.L. 103-353 (“USERRA”). In the absence of explicit regulatory guidance, the Plan will be applied and interpreted in a manner that is consistent with a good faith interpretation of the legal requirements of USERRA.

(e)	Certain provisions of the 2002 restatement of the Plan were intended to reflect the provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”) and the Job Creation and Older Worker Assistance Act of 2002 (“JOCWA”). Unless otherwise provided herein (or by applicable law) these provisions were generally effective January 1, 2002. Some provisions of these Acts may not be reflected in the 2002 restatement of the Plan because of the delayed effective dates or because final regulations have not been issued interpreting and providing guidance with respect to this legislation. In the absence of explicit regulatory guidance, the Plan was applied and interpreted in a manner that was consistent with a good faith interpretation of the legal requirements of the above-referenced Acts. The 2002 restatement of the Plan, dated “2-21-02” was the subject of a favorable determination letter issued by the Internal Revenue Service on June 13, 2002 and was formally adopted by the Company on July 2, 2002.

(f)	The restatement of the Plan dated “1-22-10” included all amendments adopted through December 31, 2009 and incorporated good faith amendments intended to reflect and comply with the provisions of EGTRRA, JOCWA the Pension Protection Act of 2006 (“PPA”) and the Worker, Retiree and Employer Recovery Act of 2008 (the “HEART Act”). Unless stated otherwise or required by law, the effective date of the PPA and WRERA amendments is January 1, 2008. Unless otherwise stated or required by law, the effective date of the HEART Act amendments is January 1, 2007. The Plan shall be applied and interpreted in a manner that is consistent with a good faith interpretation of the requirements of the PPA, WRERA and the HEART Act. The “1-22-10” restatement of the Plan document was the subject of a favorable determination letter issued by the Internal Revenue Service on December 20, 2010, which confirmed its ongoing tax qualified status subject to the adoption of proposed amendments dated “4-22-10”, which were timely adopted by the Company on March 11, 2011.

(g)

The portion of the DM&E Employee Savings Plan attributable to salaried and hourly paid employees was merged into this Plan effective December 13, 2013. All salaried and non-union hourly paid participants in the DM&E Employee Savings Plan (the “DM&E Plan”) became Participants in this Plan as of that date. In addition, all active salaried and non-union hourly paid participants in the DM&E Plan on December 13, 2013 became fully vested and have a non-forfeitable right to all amounts transferred from their accounts under the DM&E Plan to this Plan in connection with the merger. Former salaried and non-hourly hourly paid employees of the DM&E who had a partially vested benefit under the DM&E Plan and are rehired by a Participating Employer within 60 months following their last termination of employment with the DM&E will have any unvested portion of their accounts under the DM&E Plan reinstated in their accounts under this Plan, which shall be fully vested.

(h)	This restatement of the Plan dated “12-18-14” reflects the merger of the Soo Line 401(k) Plan for Union Employees (the “Union 401(k) Plan”) and the Soo Savings Plan for TCU Employees (the “TCU Savings Plan”) into this Plan effective October 27, 2014 and includes all amendments effective through October 27, 2014. In that regard, union represented participants in the DM&E Employee Savings Plan and the DM&E (T&E) Savings Plan were merged into the Union 401(k) Plan effective December 13, 2013. Qualified Employees in the Union 401(k) Plan and the TCU Savings Plan who had not satisfied the eligibility requirements of their respective Plan on October 27, 2014 remain subject to the eligibility requirements in effect prior to the October 27, 2014 merger.

*	Sec. 2.11, which defines “Company Stock” and Sec. 6.2, “Investment Funds,” have been corrected to refer to common stock of Canadian Pacific Railway Limited instead of Canadian Pacific Railway Company, effective as of July 1, 2014.

ARTICLE II

DEFINITIONS

Sec. 2.1 Account. “Account” means a Participant’s or Beneficiary’s interest in the Fund of any of the types described in Sec. 6.1.

Sec. 2.2 Active Participant. An employee is an “Active Participant” only while he or she is both a Participant and a Qualified Employee.

Sec. 2.3 Affiliate. “Affiliate” means any trade or business entity under Common Control with a Participating Employer, or under Common Control with a Predecessor Employer while it is such.

Sec. 2.4 Before Tax Deposit. A “Before Tax Deposit” is a contribution made on behalf of a Participant pursuant to Sec. 4.1.

Sec. 2.5 Beneficiary. “Beneficiary” means the person or persons designated as such pursuant to the provisions of Article VII.

Sec. 2.6 Board. The “Board” is the board of directors of the Company, and includes any executive committee thereof authorized to act for said board of directors.

Sec. 2.7 Catch-Up Contributions. A “Catch-Up Contribution” is a before-tax contribution made on behalf of a Participant pursuant to Sec. 4.3.

Sec. 2.8 Certified Earnings. “Certified Earnings” of a Participant from a Participating Employer for a Plan Year means the amount determined by the Participating Employer and reported to the Company to be the total earnings paid to the Participant by the Participating Employer during such Plan Year for service as an Active Participant, subject to the following:

(a)	Bonuses shall not be included in Certified Earnings.

(b)	Certified Earnings include Before Tax Deposits to this Plan and any contributions made by salary reduction to any other plan which meets the requirements of Code sections 125 or 401(k), whether or not such contributions are actually excludable from the Participant’s gross income for federal income tax purposes. In addition, for Plan Years beginning on or after January 1, 2001, Certified Earnings shall include any salary reduction contributions to a qualified transportation fringe benefit program that are not includable in gross income pursuant to Code section 132(f)(4).

(c)

Allowances or reimbursements for expenses (including but not limited to relocation expenses), severance pay, payments or employer contributions to or for the benefit of the employee under this Plan or any other deferred compensation, pension, profit sharing, insurance, or other employee benefit plan, purchase discounts under (or payments from) the employee share purchase plan, stock options, stock appreciation rights or cash payments in lieu thereof, merchandise or service discounts, non-cash employee awards, benefits in the form of property or the use of property, earnings payable in a form other than cash, or other similar fringe benefits shall not be included in computing Certified Earnings, except as provided in subsection (b).

(d)	A Participant’s Certified Earnings for any Plan Year shall not exceed the annual compensation limit under Code section 401(a)(17) in effect for that year. For example, the Code section 401(a)(17) limit for the Plan Year beginning January 1, 2014 was Two Hundred and Sixty Thousand dollars ($260,000) and the limit for the 2015 Plan Year is Two Hundred and Sixty Five Thousand Dollars ($265,000). The Code section 401(a)(17) limit is subject to adjustment in future Plan Years for cost of living increases or otherwise. This subsection shall be applied in accordance with a good faith interpretation of regulations prescribed by the Secretary of Treasury and, unless such regulations provide otherwise, shall not require the limit on Certified Earnings to be pro-rated on a monthly basis or to be limited to the first $260,000 (or other annual limit then in effect) earned during a Plan Year.

(e)	A Participant’s Certified Earnings shall include the Certified Earnings that the Participant would have received during a period of qualified military service (or, if the amount of such Certified Earnings is not reasonably certain, the Participant’s average earnings comprising Certified Earnings from all Participating Employers for the twelve-month period immediately preceding the Participant’s period of qualified military service); but only if the Participant returns to work within the period during which his right to reemployment is protected by law or dies during the period of qualified military service. For purposes of this subsection, “qualified military service” shall mean any service in the uniformed services (as defined in chapter 43 of title 38, United States Code) where the Participant’s right to reemployment is protected by law, including a period of military service where the Participant dies prior to the end of such military service and is thus unable to return to employment.

Sec. 2.9 Code. “Code” means the Internal Revenue Code of 1986 as from time to time amended.

Sec. 2.10 Common Control. A trade or business entity (whether a corporation, partnership, sole proprietorship or otherwise) is under “Common Control” with another trade or business entity (i) if both entities are corporations which are members of a controlled group of corporations as defined in Code section 414(b), or (ii) if both entities are trades or businesses (whether or not incorporated) which are under common control as defined in Code section 414(c), or (iii) if both entities are members of an affiliated service group as defined in Code section 414(m), or (iv) if both entities are required to be aggregated pursuant to regulations under Code section 414(o). Service for all entities under Common Control shall be treated as service for a single employer to the extent required by the Code; provided, however, that an individual shall not be a Qualified Employee by reason of this section. In applying the first sentence of this section for purposes of Sec. 5.1, the provisions of subsections (b) and (c) of section 414 of the Code are deemed to be modified as provided in Code section 415(h).

Sec. 2.11 Company Stock. “Company Stock” means common stock of Canadian Pacific Railway Limited.

Sec. 2.12 Company Stock Fund. The “Company Stock Fund” is that portion of the entire Fund for the Plan which is invested primarily in Company Stock, and is available for Participant directed investment.

Sec. 2.13 Employment Commencement Date. “Employment Commencement Date” means the date on which an employee first becomes an employee of a Participating Employer (whether before or after the Participating Employer becomes such) or an Affiliate.

Sec. 2.14 ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974 as from time to time amended.

Sec. 2.15 Forfeitures. “Forfeitures” (or “Forfeited”) means that part of the Fund so recognized under Sec. 8.2(a), which provides for the forfeiture of non-vested employer Matching Contributions and any other amounts treated as Forfeitures under the terms of the Plan.

Sec. 2.16 Fund. “Fund” means the aggregate of assets described in Sec. 10.1.

Sec. 2.17 Funding Agency. “Funding Agency” is a trustee or trustees or an insurance company appointed and acting from time to time in accordance with the provisions of Sec. 10.2 for the purpose of holding, investing, and disbursing all or a part of the Fund.

Sec. 2.18 Highly Compensated Employee. Highly Compensated Employee” for any Plan Year means a Participant described in (a) or (b) below:

(a)	The employee received Compensation (as defined in Sec. 5.1(e) of the Plan) of $115,000 or more for the prior Plan Year, subject to the following:

(1)	The $115,000 amount shall be adjusted for cost of living increases after the 2014 Plan Year as provided in Code §414(q). For example, the Code §414(q) limit for the 2015 Plan Year is $120,000.

(2)	The Company may elect to treat those employees, who receive Compensation equal to or in excess of the applicable limit under Code §414(q) (as adjusted for cost of living increases) but who are not among the top paid 20 percent of all employees, as Non-Highly Compensated Employees. Any such election shall be made in accordance with applicable regulations prescribed by the Internal Revenue Service. Currently, the Company is not making this election.

(b)	The employee at any time during the current or prior Plan Year was a 5 percent owner as defined in Code §416(i)(1).

Sec. 2.19 Hours of Service. “Hours of Service” are determined according to the following subsections with respect to each applicable computation period. The Company may round up the number of Hours of Service at the end of each computation period or more frequently as long as a uniform practice is followed with respect to all employees determined by the Company to be similarly situated for compensation, payroll, and record keeping purposes.

(a)	Hours of Service are computed only with respect to service with Participating Employers (for service both before and after the Participating Employer becomes such), Affiliates, members of the Affiliated Group and Predecessor Employers and are aggregated for service with all such employers.

(b)	For any portion of a computation period during which a record of hours is maintained for an employee, Hours of Service shall be credited as follows:

(1)	Each hour for which the employee is paid, or entitled to payment, for the performance of duties for his employer during the applicable computation period is an Hour of Service.

(2)	Each hour for which the employee is paid, or entitled to payment, by his employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness incapacity (including disability), layoff, jury duty, military duty, or leave of absence, is an Hour of Service. Hours of Service shall not be credited under this paragraph with respect to payments under a plan maintained solely for the purpose of complying with applicable unemployment compensation or disability insurance laws or with respect to a payment which solely reimburses the individual for medical or medically related expenses incurred by the employer.

(3)	Each hour credited for a period of time during which no duties are performed, but during which the employment relationship has not been terminated, during a period of excused absence, vacation, sick leave or jury duty is an Hour of Service. Such Hours of Service shall be credited on an assumed basis of a nine (9) hour workday and five (5) workdays per week. If an Hour of Service is creditable under both paragraph (2) and this paragraph (3), the employee shall be credited with Hours of Service under the computation which results in the most Hours of Service being credited to the employee.

(4)

Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the employer is an Hour of Service. Such Hours of Service shall be credited to the computation period or periods to which the award or agreement for back pay pertains, rather than to the computation period in which the award, agreement, or payment is made. Crediting of Hours of Service for back pay awarded or agreed to with respect to periods described in paragraph (2) shall be subject to the limitations set forth therein.

(5)	Hours under this subsection shall be calculated and credited pursuant to Section 2530.200b-2 of the Department of Labor Regulations, which are incorporated herein by this reference.

(6)	The Company may use any records to determine Hours of Service which it considers an accurate reflection to the actual facts.

(c)	For any portion of a computation period during which an employee is within a classification for which a record of hours for the performance of duties is not maintained, he shall be credited with 45 Hours of Service for each week for which he would otherwise be credited with at least one Hour of Service under subsection (b).

(d)	Nothing in this section shall be construed as denying an employee credit for an Hour of Service if credit is required under Code Section 414(n) or by any other federal law. The nature and extent of such credit shall be determined under such other law.

(e)	In no event shall duplicate credit as an Hour of Service be given for the same hour.

Sec. 2.20 Investment Fund. “Investment Fund” means any of the funds for investment of Plan assets established under Sec. 6.2.

Sec. 2.21 Leased Employees. “Leased Employees”, within the meaning of Code section 414(n)(2) and individuals who would meet those requirements but for failure to complete a year of leased service, shall be counted as employees of the Company or a Participating Employer to the extent required by the Code or regulations issued thereunder. “Leased Employee” means any person (other than an employee of the recipient) who, pursuant to an agreement between the recipient and any other person (“leasing organization”), has performed services for the recipient (or for the recipient and related persons determined in accordance with Code section 414(n)(6)), on a substantially full-time basis for a period of at least one year, and such services are performed under primary direction or control by the recipient. Contributions or benefits provided a leased employee by the leasing organization which are attributable to service performed for the recipient employer shall be treated as provided by the recipient employer. Leased Employees are not Participants in the Plan, however, and are not eligible to make Before Tax Deposits or to receive Matching Contributions under the Plan.

Sec. 2.22 Matching Contribution. A “Matching Contribution” is an amount contributed by a Participating Employer pursuant to Sec. 4.4.

Sec. 2.23 Named Fiduciary. The Company is a “Named Fiduciary” for purposes of ERISA with authority to control or manage the operation and administration of the Plan, including control or management of the assets of the Plan. Other persons are also Named Fiduciaries under ERISA if so provided thereunder or if so identified by the Company, by action of the Board. Such other person or persons shall have such authority to control or manage the operation and administration of the Plan, including control or management of the assets of the Plan, as may be provided by ERISA or as may be allocated by the Company, by action of the Board.

Sec. 2.24 Non-Highly Compensated Employee. “Non-Highly Compensated Employee” means an Active Participant who is not a Highly Compensated Employee.

Sec. 2.25 Normal Retirement Age. “Normal Retirement Age” is age 65.

Sec. 2.26 Participant. A “Participant” is an individual described as such in Article III.

Sec. 2.27 Plan Year. The “Plan Year” is the 12-consecutive-month period commencing each January 1 and ending each December 31.

Sec. 2.28 Predecessor Employer. An employer shall be a Predecessor Employer if required by regulations prescribed by the Internal Revenue Service. In addition, any corporation, partnership, firm, or individual, a substantial part of the assets and employees of which are acquired by a successor is a “Predecessor Employer” subject to any conditions and limitations with respect thereto imposed by this section; provided, however, that any such corporation, partnership, firm or individual may be named as a Predecessor Employer only if all of its employees who at the time of the acquisition become employees of the successor and Participants hereunder are treated uniformly, the use of service with it does not produce discrimination in favor of Highly Compensated Employees, and there is no duplication of benefits for such service. To be considered a Predecessor Employer, the acquisition of assets and employees of a corporation, partnership, firm, or individual must be by a Participating Employer, by an Affiliate, or by another Predecessor Employer and, unless required by law, the Company recognizes that he entity is a Predecessor Employer for purposes of this Plan.

Sec. 2.29 Qualified Employee. “Qualified Employee” means an employee of a Participating Employer, subject to the following:

(a)	An employee is not a Qualified Employee prior to the date as of which his or her employer becomes a Participating Employer. In that regard, Salaried and hourly paid employees of the Dakota, Minnesota and Eastern Railroad Corporation (the “DM&E”) are Qualified Employees in this Plan effective December 13, 2013.

(b)

Eligibility of employees in a collective bargaining unit to participate in the Plan shall be subject to negotiations with the representative of that Participating Union. During any period that an employee’s wages and hours are covered by the provisions of a collective bargaining agreement between his or her Participating

Employer and a Participating Union, the employee will only be considered a Qualified Employee for purposes of this Plan if the agreement expressly so provides. For purposes of this section only, such an agreement shall be deemed to continue after its formal expiration during collective bargaining negotiations pending the execution of a new agreement. In that regard:

(1)	Employees of the Dakota, Minnesota & Eastern Railroad Corporation (the “DM&E”) whose wages and hours are covered by a collective bargaining agreement between their Participating Employer and a Participating Union as in effect on October 27, 2014 are Qualified Employees in this Plan as of that date, unless their collective bargaining agreement provides otherwise.

(2)	Individuals who were Qualified Employees in either the Soo Savings Plan for TCU Employees or the Soo Line 401(k) Plan for Union Employees on October 26, 2014, became Qualified Employees in this Plan on October 27, 2014, as a result of the merger of those Plans into this Plan effective October 27, 2014, but only if the individual was employed by a Participating Employer on October 27, 2014.

(3)	Employees hired on or after October 27, 2014, whose wages and hours are covered by the provisions of a collective bargaining agreement between a Participating Union and a Participating Employer are Qualified Employees, but only if their collective bargaining agreement provides for participation in this Plan.

(c)	An employee shall be deemed to be a Qualified Employee during a period of absence from active service which does not result from his or her Termination of Employment, provided he or she is a Qualified Employee at the commencement of such period of absence.

(d)	A nonresident alien while not receiving earned income (within the meaning of Code Section 911(b)) from a Participating Employer which constitutes income from sources within the United States (within the meaning of Code Section 861(a)(3)) is not a Qualified Employee.

(e)	An employee is not a Qualified Employee unless his or her services are performed within the United States, or his or her principal base of operations to which he or she frequently returns is within the United States. Notwithstanding the foregoing, if a Participant would otherwise cease to be a Qualified Employee on or after July 1, 1991 because he or she was transferred to a position in Canada with a Participating Employer, he or she shall be deemed to be a Qualified Employee for up to 24 additional consecutive months following the transfer, provided he or she is employed by a Participating Employer during that period.

(f)	Any individual designated by the Company as an “independent contractor” by payroll practice or otherwise is not a Qualified Employee (regardless of whether the individual is actually a common law employee) and is not eligible to make Before Tax Deposits or receive Matching Contributions.

Sec. 2.30 Recognized Break in Service. A “Recognized Break in Service” is a period of at least 12 consecutive months duration that begins on the day on which the individual’s Termination of Employment occurs and during which the individual has no Hours of Service. A Recognized Break in Service ends, if ever, on the day on which the individual again performs an Hour of Service for a Participating Employer, an Affiliate or a Successor Employer. Notwithstanding the foregoing, if an individual is absent from work for maternity or paternity reasons, a period of up to 12 months beginning with the first day of such absence shall not count as part of a Recognized Break in Service.

For purposes of this Sec. 3.3 an absence from work for maternity or paternity reasons means an absence for one of the following reasons:

(a)	Because the individual was pregnant;

(b)	Because the individual gave birth to a child;

(c)	Because the individual adopted a child or had a child placed with them for purposes of adoption; or

(d)	Because the individual needs to care for the child for a period beginning immediately following a birth, adoption or placement described above.

Sec. 2.31 Sick Leave Deposits. “Sick Leave Deposits” is an amount contributed by a Participating Employer pursuant to Sec. 4.2.

Sec. 2.32 Successor Employer. A “Successor Employer” is any entity that succeeds to the business of a Participating Employer through merger, consolidation, acquisition of all or substantially all of its assets, or any other means and which elects before or within a reasonable time after such succession, by appropriate action evidenced in writing, to continue the Plan; provided, however, that in the case of such succession with respect to any Participating Employer other than the Company, the acquiring entity shall be a Successor Employer only if consent thereto is granted by the Company.

Sec. 2.33 Testing Wages. A Participant’s “Testing Wages” for a Plan Year means the Participant’s compensation for the Plan Year as reported on Internal Revenue Service form W-2 subject to the following:

(a)	For purposes of applying the limitations of Sections 4.7 and 4.8, the Company may, on a uniform and nondiscriminatory basis, modify the definition of Testing Wages in any other way that satisfies the definition of “compensation” under Code section 414(s) or regulations issued thereunder. The same definition of Testing Wages shall be used for all Participants for a particular year, but different definitions may be used for different years.

(b)	For purposes of limitations of Sections 4.7 and 4.8, the Company may limit a Participant’s Testing Wages to compensation received while the employee is a Participant.

(c)	For purposes of satisfying Sec. 4.7 relating to the adjustment of contributions necessary to satisfy Code section 401(k), and Sec. 4.8 relating to the adjustment of contributions necessary to satisfy Code section 401(m), the Company shall determine whether Testing Wages for a Plan Year shall include Before Tax Deposits under this Plan and any other salary reduction contributions to any other Plan or arrangement which meets the requirements in Code section 401(k), 403(b) 132(f)(4), or 402(h)(1)(B), which are not includable in the Participant’s gross income for the taxable year in which contributed. In addition, Testing Wages shall not exceed the limit as may be in effect under Code section 401(a)(17) for any given Plan Year.

(d)	Effective January 1, 2009 “Testing Wages” includes any military differential pay paid to a Participant by a Participating Employer.

Sec. 2.34 Termination of Employment. The “Termination of Employment” of an employee for purposes of the Plan shall be deemed to occur upon resignation, discharge, retirement, death, failure to return to active work at the end of an authorized leave of absence or the authorized extension or extensions thereof, failure to return to work when duly called following a temporary layoff, a separation from service (for example, a furlough of one year or longer), the occurrence of a bodily injury or disease that the Company determines, in its sole discretion, makes the Participant permanently disabled from performing the normal duties of his or her position with the Company, or upon the happening of any other event or circumstance, which, under the policy of a Participating Employer or Affiliate as in effect from time to time, results in the termination of the employer-employee relationship; provided, however, that a Termination of Employment shall not be deemed to occur upon a transfer between any combination of Participating Employers and Affiliates. If the employer-employee relationship is terminated because of the entry of an employee into the armed forces of the United States and if the employee subsequently returns to employment with a Participating Employer or an Affiliate under circumstances such that he or she has reemployment rights under the provisions of any applicable federal law, for all purposes of the Plan and only for such purposes the employee shall be deemed to have been on authorized leave of absence during the period of military service. A change in employment status from a common law employee to a Leased Employee shall not constitute a Termination of Employment.

Sec. 2.35 Valuation Date. “Valuation Date” means the date on which the Fund and Accounts are valued as provided in Article VI. Each of the following is a Valuation Date:

(a)	The last day of each quarter of the Plan Year.

(b)	A more frequently occurring date, such as daily valuations, as designated by the Company in written notice to the Funding Agency, as the Company may consider necessary or advisable to provide for the orderly and equitable administration of the Plan.

Sec. 2.36 Years of Vesting Service. An individual’s “Years of Vesting Service” are equal to the aggregate time elapsed between his or her original Employment Commencement Date and his or her most recent Termination of Employment or any other date as of which a determination of Years of Vesting Service is to be made, expressed in years and days, reduced by all Recognized Breaks in Service, subject to the following:

(a)	Service prior to a Recognized Break in Service will not be excluded from a Participant’s Years of Vesting Service regardless of the length of the Recognized Break in Service.

(b)	For purposes of converting days into years, 365 days constitute one year.

ARTICLE III

PLAN PARTICIPATION

Sec. 3.1 Entry Date. “Entry Date” means the first day of each month. The Company may designate additional dates as Entry Dates.

Sec. 3.2 Eligibility for Participation. Effective October 27, 2014 and subject to Sec. 3.2(b) and Sec. 3.5 below, eligibility to participate in the Plan shall be determined as follows:

(a)	An employee of a Participating Employer shall become a Participant in the Plan on the earliest Entry Date (on or after the date the Plan becomes effective with respect to his or her Participating Employer) on which all of the following requirements are met:

(1)	The employee is a Qualified Employee.

(2)	The employee has attained age 18.

(3)	The employee has completed 30 days of employment with a Participating Employer or an Affiliate prior to the Entry Date.

(b)	Salaried and hourly paid participants in the DM&E Employee Savings Plan became Participants in this Plan effective December 13, 2013, when the DM&E Plan was merged into this Plan.

(c)	If a former Participant in this Plan or one of the DM&E Plans is reemployed, he or she will become a Participant on the date he or she again becomes a Qualified Employee in this Plan. The DM&E Plans include the DM&E Employee Savings Plan and the DM&E (T&E) Employee Savings Plan.

Sec. 3.3 Duration of Participation. A Participant shall continue to be such until the later of:

(a)	The Participant’s Termination of Employment.

(b)	The date all benefits, if any, to which the Participant is entitled hereunder have been distributed from the Fund.

Sec. 3.4 No Guarantee of Employment. Participation in the Plan does not constitute a guarantee or contract of employment with the Participating Employers. Such participation shall in no way interfere with any rights the Participating Employers would have in the absence of such participation to determine the duration of an employee’s employment.

Sec. 3.5 Eligibility for Participation for TCU and Union 401(k) Employees. The Soo Savings Plan for TCU Employees (the “TCU Savings Plan”) and the Soo Line 401(k) Plan for Union Employees (the “Union 401(k) Plan”) were merged into this Plan effective

October 27, 2014. As a result, individuals who had satisfied the eligibility requirements under either of those plans prior to the merger became Participants in this Plan on October 27, 2014. With respect to individuals who were Qualified Employees in either the TCU Savings Plan or the Union 401(k) Plan on October 26, 2014 but had not yet satisfied the eligibility requirements under their applicable Plan as of October 26, 2014, eligibility to participate in this Plan shall be determined as follows:

(a)	Any such employee shall become a Participant in this Plan on the first day of the month on which all of the following requirements are met:

(1)	The employee is a Qualified Employee in this Plan.

(2)	The employee has attained age 18.

(3)	Beginning on or after October 27, 2014, the employee has completed 30 days of employment with a Participating Employer:

For example, if an individual was a qualified employee in the TCU Savings Plan or the Union 401(k) Plan on October 26, 2014, but had not yet satisfied the eligibility requirement under the applicable plan, the individual will become a Participant in this Plan on December 1, 2014 (provided he or she had 30 days of service on or after October 27, 2014 and was still a Qualified Employee on December 1, 2014).

(b)	If, however, a qualified employee in the Union 401(k) Plan would have become a Participant under the terms of that plan on November 1, 2014, he or she shall become a Participant in this Plan on November 1, 2014.

(c)	If a former participant in the TCU Savings Plan or the Union 401(k) Plan is reemployed, he or she will become a Participant in this Plan on the date he or she again becomes a Qualified Employee in this Plan.

ARTICLE IV

DEPOSITS AND CONTRIBUTIONS

Sec. 4.1 Before Tax Deposits. Each Active Participant may elect to have his or her Participating Employer make Before Tax Deposits on his or her behalf, subject to the following:

(a)	A Participant may elect to have his or her current earnings reduced by any whole percent the Participant may designate, but not exceeding fifty percent (50%) of Certified Earnings. The fifty percent limit may be applied to each payroll period. The election shall be in such form and subject to such rules and procedures as the Company may prescribe. Each election shall apply only to earnings which become payable after the election is made in accordance with rules established by the Company. Each election shall continue in effect until a new election is made pursuant to this section.

(b)	Each Participating Employer will make a Before Tax Deposit with respect to each Participant in its employ who elects to have earnings for that period reduced pursuant to this section. The amount of the contribution will be equal to the amount by which the Participant’s earnings were reduced.

(c)	Subject to rules established by the Company, an Active Participant may increase, decrease, discontinue or reinstate his or her contribution rate for Before Tax Deposits.

(d)	All Before Tax Deposits by a Participant shall cease when the Participant ceases to be a Qualified Employee.

(e)	The sum of a Participant’s Before Tax Deposits and Sick Leave Deposits for any calendar year may not exceed the limit under Code section 402(g) in effect for the Plan Year in which made, and shall cease at the point that limit is reached during the year. The limit under Code section 402(g) for any Plan Year shall be adjusted for any cost of living increases provided for any calendar year in accordance with regulations issued by the Secretary of the Treasury.

(f)	Notwithstanding the foregoing provisions, if the Participant has received a hardship distribution from this Plan in accordance with Sec. 8.3(b) or from any other plan maintained by a Participating Employer or an Affiliate, no Before Tax Deposits or Sick Leave Deposits shall be made to this Plan on behalf of such Participant for six months following the date on which the hardship distribution was made. If a Participant’s Before Tax Deposits or Sick Leave Deposits are suspended under this subsection (f), Before Tax Deposits and Sick Leave Deposits shall automatically recommence following the end of the six-month suspension period.

(g)	Automatic Enrollment. Any Active Participant hired by a Participating Employer on or after October 27, 2014 who does not affirmatively elect to make Before Tax Deposits shall be automatically enrolled in the Plan (as of the first pay period which is at least 30 days following the date he or she becomes eligible to participate in the Plan) at a Before Tax Deposit rate of three percent (3%) unless he or she affirmatively elects a different contribution rate (including a zero percent contribution rate) within 30 days following the date he or she becomes eligible to participate in the Plan, subject to the following:

(1)	Certain Participants hired prior to October 27, 2014 will continue to be subject to automatic enrollment at the Before Tax Deposit (or salary reduction contribution) rate in effect under the terms of their plan in effect prior to October 27, 2014. In that regard:

(A)	Participants in the Soo Savings Plan for TCU Employees were subject to automatic enrollment in that plan at a Before Tax Deposit rate of two percent (2%).

(B)	Participants in the Soo Line 401(k) Plan for Union Employees represented by the United Transportation Union (“UTU”) and whose date of hire with a Participating Employer was on or after June 1, 2010 (including rehires) were subject to automatic enrollment in that plan at a salary reduction contribution rate of two percent (2%).

(C)	Participants in the Soo Line 401(k) Plan for Union Employees represented by the Brotherhood of Maintenance of Way Employees Division of the International Brotherhood of Teamsters (“BMWED”) whose date of hire with a Participating Employer was on or after June 1, 2010 (including rehires) were subject to automatic enrollment in that plan at a salary reduction contribution rate of three percent (3%).

(D)	Qualified Employees of the Dakota, Minnesota & Eastern Railroad Corporation (the “DM&E”) whose Employment Commencement Date is on or after December 13, 2013 are subject to automatic enrollment in this plan at a Before Tax Deposit (or salary reduction) rate of three percent (3%).

(E)	Qualified Employees in this Plan prior to October 27, 2014 were subject to automatic enrollment at a Before Tax Deposit rate of three percent (3%).

(2)	A Participant who is automatically enrolled in the Plan may discontinue making Before Tax Deposits or change the rate of his or her Before Tax Deposits at any time subject to rules prescribed by the Company. These rules shall comply with the provisions of ERISA and the Code that apply to automatic contribution arrangements.

(3)	An automatic enrollment notice shall be provided to each Participant no less than 30 days nor more than 90 days before the first day of the Plan Year or, if later, 30 to 90 days before the first pay period for which the automatic enrollment takes effect.

(4)	As provided in Sec. 6.3 of the Plan, the Participant may direct the investment of Before Tax Deposits credited to his or her Before Tax Account. In the absence of any investment direction by a Participant, the Participant’s Before Tax Deposits shall be invested in a default Investment Fund designated by the Company pursuant to Sec. 6.2 of the Plan.

(5)	This subsection (g) shall be administered and interpreted in a manner that is consistent with the provisions of ERISA and the Code that apply to automatic contribution arrangements. In that regard and by way of clarification, this automatic contribution arrangement is not intended to be an eligible automatic contribution arrangement (“EACA”) or a qualified automatic contribution arrangement (“QACA”).

Sec. 4.2 Sick Leave Deposits. Rule 58(i)(2), agreed to by the Company and the Transportation Communications International Union (“TCU”) in 1985 (as amended by Article IV of the December 19, 1991 Agreement), permits a Participant who is covered by a collective bargaining agreement between the Company and the TCU (“TCU Participants”) to elect to have his or her Participating Employer make Sick Leave Deposits to the Plan in lieu of days of unused sick leave. Each TCU Participant may elect to have his or her Participating Employer make Sick Leave Deposits up to the maximum amount available for him as specified by said Rule. Any Sick Leave Deposits shall be made by the Company at the time specified in the Rule and shall be credited to the TCU Participant’s Account as provided in Sec. 4.10 and Article VI. No Matching Contributions shall be made with respect to Sick Leave Deposits.

Sec. 4.3 Catch-Up Contributions. If a Participant is, or will be, 50 or older on the last day of a Plan Year, and has contributed the full amount permitted under Sec. 4.1 or otherwise would have his or her Before Tax Deposits limited under Sec. 4.6, Sec. 4.7 or Sec. 5.1, he or she may make additional “Catch-Up Contributions”, but not in excess of the amount determined from the following table:

Year	Maximum Amount
2014	$5,500
2015	$6,000 (adjusted for cost of living after 2015)

If a Participant’s Before Tax Deposits would otherwise exceed any applicable limit imposed under the Plan or the Code for a Plan Year, the additional Catch-Up Contributions limit for that Plan Year shall automatically be applied to eliminate or minimize the need to return or otherwise decrease the Participant’s Before-Tax Deposits. Catch-Up Contributions shall not be taken into account under the Plan for purposes of implementing the required limitations of sections 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the requirements of section 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, by reason of the making of such Catch-Up Contributions. Otherwise, Catch-Up Contributions are treated as Before Tax Deposits for purposes of the Plan, except that no Matching Contribution shall be made with respect to Catch-Up Contributions.

Sec. 4.4 Matching Contributions. Matching Contributions to this Plan will be made by the Participating Employers pursuant to the following:

(a)	Each Participating Employer may, at its own discretion, make a Matching Contribution each payroll period on behalf of each Active Participant for whom a Before Tax Deposit is made. The Matching Contribution with respect to each such Active Participant, if made, shall be in an amount which is a percentage of the Before Tax Deposit with respect to the Active Participant. The contribution rate will be determined from time to time by each Participating Employer, and will remain in effect until the Participating Employer modifies it.

(b)	Salaried and hourly paid employees of a Participating Employer who are not members of a collective bargaining unit are eligible to receive Matching Contributions.

(c)	Participants whose wages and hours are subject to the terms of a collective bargaining agreement between their Participating Employer and a Participating Union are eligible to receive Matching Contributions only if their collective bargaining agreement so provides. As of December 13, 2013, only those union represented Participants employed by the Dakota, Minnesota & Eastern Railroad Corporation (DM&E) and represented by a Participating Union are eligible to receive Matching Contributions.

(d)	No Matching Contribution will be made with respect to any amount by which a Participant’s Before Tax Deposits are reduced or refunded to him or her pursuant to Sec. 4.5, Sec. 4.6 or Sec. 4.7. If any such contributions are actually made, they shall be treated as having been made by error and shall be forfeited.

(e)	Matching Contributions shall be allocated and credited to Matching Contribution Accounts as provided in Sec. 4.10 and Sec. 6.1.

(f)	No Matching Contributions shall be made for Catch-Up Contributions made pursuant to Sec. 4.3 or Sick Pay Deposits made pursuant to Sec. 4.2.

Sec. 4.5 Reduction of Before Tax Deposits. The Company may in its sole discretion reduce or limit, or direct a Participating Employer to limit, the amount of Before Tax Deposits for a Participant or a group of Participants to a whole or fractional percentage, which will enable the Plan to satisfy the requirements of Sec. 4.6, Sec. 4.7, Sec. 4.8 or Sec. 5.1.

Sec. 4.6 Limit on Before Tax and Sick Leave Deposits and Distribution of Excess Deferrals. The sum of a Participant’s Before Tax Deposits and Sick Leave Deposits may not exceed the limit under Code section 402(g) in effect for the Plan Year in which they are made. Notwithstanding any other provisions of the Plan if the 402(g) limit is exceeded, Excess Deferrals for a calendar year and income or losses allocable thereto shall be distributed in the case of Before Tax Deposits, or recredited to the Participant as unused sick leave in the case of Sick Leave Deposits no later than the following April 15 to Participants who claim (or are deemed to have claimed) such Excess Deferrals, subject to the following:

(a)	For purposes of this section, “Excess Deferrals” means the amount of Before Tax Deposits and/or Sick Leave Deposits for a calendar year that the Participant claims (or is deemed to have claimed) pursuant to the procedure set forth in subsection (b) because the total amount deferred, under this Plan and any other applicable plan, for the calendar year exceeds the limit imposed on the Participant for that year under Code section 402(g). The limit under Code section 402(g) for 2014 is $17,500. The 402(g) limit for 2015 is $18,000, and may be adjusted in subsequent years by Treasury Regulations or under the Code for cost-of-living adjustments or otherwise.

(b)	The Participant’s written claim, specifying the amount of the Participant’s Excess Deferral for any calendar year, shall be submitted to the Company no later than the March 1 following such calendar year. The claim shall include the Participant’s written statement that if such amounts are not distributed, such Excess Deferrals, when added to amounts deferred under other plans or arrangements described in Code section 401(k), 403(b), or 408(k), exceed the limit imposed on the Participant by Code section 402(g) for the year in which the deferral occurred. In the absence of such a claim, the Company may deem that a claim has been made to the extent that Before Tax Deposits and/or Sick Leave Deposits under this Plan exceed the limit under Code section 402(g).

(c)	Excess Deferrals distributed to a Participant with respect to a calendar year shall be adjusted to include income or losses allocable thereto. The amount of income or loss shall be the pro-rata portion of the income or loss for the year which the Company determines fairly reflects the portion of the Plan’s aggregate income or loss for the year attributable to the Excess Deferrals. With the exception of the 2007 Plan Year, however, any income or loss after the end of the year for which the contributions were made does not need to be included when calculating the amount of the distribution, unless the Plan is legally required to do so.

(d)	The amount of Excess Deferrals and income allocable thereto which would otherwise be distributed pursuant to this section shall be reduced, in accordance with regulations, by the amount of excess Before Tax Deposits and income allocable thereto previously distributed to the Participant pursuant to Sec. 4.7 for the Plan Year and by the amount of any Sick Leave Deposits which are reduced and recredited to the Participant pursuant to Sec. 4.7 for the Plan Year.

(e)	Any reductions required under this Sec. 4.6 shall be made from Before Tax Deposits before Sick Leave Deposits.

Sec. 4.7 Adjustment of Before Tax and Sick Leave Deposits if Required by Code Section 401(k). For purposes of non-discrimination testing under Code section 401(k), employees whose terms and conditions of employment are subject to a collective bargaining agreement shall be tested separately and any adjustments necessary to satisfy Code section 401(k) shall be made separately from the group of employees whose employment is not subject to a collective bargaining agreement. If necessary to satisfy the requirements of Code section 401(k), Before Tax Contributions and/or Sick Leave Deposits shall be adjusted in accordance with the following:

(a)	If the requirements of either paragraph (1) or (2) are satisfied with respect to a Plan Year, then no further action is needed under this section:

(1)	The average deferral percentage of Highly Compensated Employees for the current Plan Year is not more than 1.25 times the average deferral percentage of Non-Highly Compensated Employees for the immediately preceding Plan Year.

(2)	The excess of the average deferral percentage of Highly Compensated Employees for the current Plan Year over the average deferral percentage of Non-Highly Compensated Employees for the immediately preceding Plan Year is not more than two percentage points, and the average deferral percentage of Highly Compensated Employees for the current Plan Year is not more than two times the average deferral percentage for Non-Highly Compensated Employees for the immediately preceding Plan Year.

For purposes of this subsection (a), average deferral percentages shall be calculated separately with respect to the employees represented by the Participating Unions and for salaried and hourly paid employees who are not represented by a Participating Union.

(b)	The Company may elect to apply subsection (a) by using the average deferral percentage of Non-Highly Compensated Employees for the current Plan Year (rather than the prior Plan Year). Any such election shall be made in accordance with procedures prescribed by the Internal Revenue Service and can be revoked only in accordance with those procedures.

(c)	Each Plan Year average deferral percentages for each separate group being tested will be determined as follows:

(1)	A Participant’s deferral percentage for a Plan Year is his or her Before Tax Deposits and Sick Leave Deposits for said Plan Year (including any Excess Deferrals distributed under Sec. 4.6), divided by his or her Testing Wages for said Plan Year.

(2)	The average deferral percentage of Highly Compensated Employees for a Plan Year is the average of the individual percentages for all Highly Compensated Employees in the testing group who were Active Participants at any time during that Plan Year.

(3)	The average deferral percentage of Non-Highly Compensated Employees for a Plan Year is the average of the individual percentages for Non-Highly Compensated Employees in the testing group who were Active Participants at any time during that Plan Year.

(4)	When determining the average deferral percentage for Non-Highly Compensated Employees for the immediately preceding Plan Year, all individuals in the testing group who were Active Participants and Non-Highly Compensated Employees at any time during the preceding Plan Year are taken into account regardless of whether the individual is an Active Participant and/or a Non-Highly Compensated Employee for the current Plan Year.

(5)	The individual and average deferral percentages shall be calculated to the nearest one-hundredth of one percent.

(d)	At any time during the Plan Year, the Company may make an estimate of the amount of Before Tax Deposits and Sick Leave Deposits by Highly Compensated Employees that will be permitted under this section for the year and may limit, or direct any Participating Employer to limit, the Before Tax Deposits or Sick Leave Deposits for any such employee or employees to the extent the Company determines in its sole discretion to be necessary to satisfy at least one of the requirements in subsection (a). Alternatively, the Company can use any of the following techniques to satisfy at least one of the requirements in subsection (a):

(1)	Separate testing for employees who have not reached age 21 and completed one year of service under either of the methods described in Treasury Regulations §1.401(k)-2(a)(1)(iii).

(2)	Borrowing from Matching Contributions to help pass the actual deferral percentage test under Code §401(k)(3) to the extent permitted under Treasury Regulations.

(3)	Using an alternative definition of compensation under Code §414(s) for Testing Wages, as provided in Sec. 2.33 of this Plan.

(4)	Any other correction mechanism permitted under applicable guidance or regulations issued by the Department of Treasury or Internal Revenue Service.

(e)	If neither of the requirements of subsection (a) is satisfied with respect to any group being tested, then the Before Tax Deposits and/or Sick Leave Deposits with respect to Highly Compensated Employees in the testing group shall be reduced as follows:

(1)	Determine excess amount with respect to each Highly Compensated Employee. The Company will determine the maximum individual deferral percentage which could be allowed and still satisfy subsection (a)(1) or (a)(2) above. For each Highly Compensated Employee whose actual deferral percentage was higher than the maximum individual deferral percentage, the Company will determine the amount of excess Before Tax Deposits and Sick Leave Deposits (i.e., the amount by which the individual’s actual Before Tax Deposits and Sick Leave Deposits exceeds what the individual’s Before Tax Deposits and Sick Leave Deposits would have been if the individual had contributed the maximum permitted individual deferral percentage).

(2)	Add up excess amount for all Highly Compensated Employees. Rather than distributing the amounts determined in paragraph (1) above to the individuals whose Before Tax Deposits and Sick Leave Deposits exceeded the maximum permitted deferral percentage, these amounts will be added together to determine an aggregate amount of excess deferrals.

(3)	Reduce Before Tax and Sick Leave Deposits. Before Tax Deposits and Sick Leave Deposits of the Highly Compensated Employee who contributed the highest dollar amount shall be reduced by the amount required to cause his or her Before Tax Deposits and Sick Leave Deposits to equal the amount contributed by the Highly Compensated Employee with the next highest dollar amount. Such reductions shall continue to be made until the aggregate amount of reductions equals the total determined in paragraph (2) above. For purposes of this paragraph (3), Before Tax Deposits shall be reduced before Sick Leave Deposits.

As noted above, any adjustments necessary to comply with Code §401(k) shall be determined and made separately with respect to employees covered under collective bargaining agreements and employees who are not covered under collective bargaining agreements.

(f)

The portion of the Before Tax Deposits and/or Sick Leave Deposits with respect to a Highly Compensated Employee that are reduced pursuant to subsection (e) above (adjusted for income or losses allocable thereto) shall be distributed or recredited to the Participants (on whose behalf such excess contributions were made) no later than December 31 of the following Plan Year. Furthermore, the Company shall attempt to distribute (or recredit) such amount by March 15 of the following Plan Year to avoid the imposition on the Company of an excise tax under Code section 4979. Income or losses allocable to excess Before Tax

Deposits and/or Sick Leave Deposits shall equal the pro-rata portion of the income or loss for the year for which the contributions were made that the Company determines fairly reflects the portion of the Plan’s aggregate income or loss for said year properly attributable to the excess contributions. Effective for the 2008 Plan Year and subsequent Plan Years, any income or loss after the close of the year (“gap period income”) for which the contributions were made shall not be distributed unless the Plan is legally required to do so. The amount that would otherwise be distributed pursuant to this subsection shall be reduced by any Excess Deferrals (adjusted for income or loss) previously distributed to the Participant during the same Plan Year pursuant to Sec. 4.6. Before Tax Deposits shall be reduced before Sick Leave Deposits. Sick Leave Deposits that need to be reduced shall be recredited to the Participant as unused Sick Leave.

(g)	The deferral percentage for any Participant who is a Highly Compensated Employee for the calendar year, and who is eligible to participate in two or more plans with cash or deferred arrangements described in Code Section 401(k) to which any Participating Employer or Affiliate contributes, shall be determined pursuant to applicable Treasury regulations.

(h)	If two or more plans that include cash or deferred arrangements are considered as one plan for purposes of Code Section 401(a)(4) or Code Section 410(b), the cash or deferred arrangements shall be treated as one for the purposes of applying the provisions of this section unless mandatorily disaggregated pursuant to regulations under Code Section 401(k).

Sec. 4.8 Adjustment of Matching Contributions Required by Code Section 401(m). After the provisions of Sec. 4.6 and Sec. 4.7 have been satisfied, the requirements set forth in this section must also be met. Participants whose hours and wages are subject to a collective bargaining agreement between a Participating Union and a Participating Employer (“union employees”) are not included when determining any adjustments required under Code section 401(m) or this Sec. 4.8.

If necessary to satisfy the requirements of Code section 401(m), Matching Contributions for non-union employees during a Plan Year shall be adjusted in accordance with the following:

(a)	If the requirements of either paragraph (1) or (2) are satisfied, then no further action is needed under this section:

(1)	The average contribution percentage of Highly Compensated Employees for the current Plan Year is not more than 1.25 times the average contribution percentage of Non-Highly Compensated Employees for the immediately preceding Plan Year.

(2)

The excess of the average contribution percentage of Highly Compensated Employees for the current Plan Year over the average contribution percentage of Non-Highly Compensated Employees for the immediately preceding Plan Year is not more than two percentage points, and the average contribution percentage of Highly Compensated Employees for the current Plan Year is not more than 2 times the average contribution percentage of Non-Highly Compensated Employees for the immediately preceding Plan Year.

(b)	The Company may elect to apply subsection (a) by using the average contribution percentage of Non-Highly Compensated Employees for the immediately preceding Plan Year (rather than the current Plan Year). Any such election shall be made in accordance with procedures prescribed by the Internal Revenue Service.

(c)	Average contribution percentages for a Plan Year will be determined as follows:

(1)	A Participant’s contribution percentage for a Plan Year is the amount in (A) divided by the amount in (B):

(A)	The Participant’s Matching Contributions for that Plan Year. The Company may also elect to include part or all of the Participant’s Before Tax Deposits, provided that the requirements of Treasury Regulation §1.401(m)-2(a)(6) are satisfied and provided that the requirements of Sec. 4.7 are met before such contributions are used under this section and continue to be met after the exclusion of the Before Tax Deposits that are used to satisfy the requirements of this section.

(B)	The Participant’s Testing Wages for said Plan Year.

(2)	The average contribution percentage for Highly Compensated Employees for a Plan Year is the average of the individual contribution percentages for all Highly Compensated Employees who were Active Participants at any time during that Plan Year.

(3)	The average contribution percentage for Non-Highly Compensated Employees for a Plan Year is the overall average of the individual contribution percentages for all Non-Highly Compensated Employees who were Active Participants at any time during that Plan Year.

(4)	When determining the average contribution percentage for Non-Highly Compensated Employees for the immediately preceding Plan Year, all individuals who were Active Participants and Non-Highly Compensated Employees at any time during the preceding Plan Year are taken into account, regardless of whether the individual is an Active Participant and/or a Non-Highly Compensated Employee for the current Plan Year.

(5)	The individual and average contribution percentages shall be calculated to the nearest one-hundredth of one percent.

(d)	At any time during the Plan Year, the Company may make an estimate of the amount of Matching Contributions on behalf of Highly Compensated Employees that will be permitted under this section for the year and may direct any Participating Employer to reduce the Matching Contribution for Highly Compensated Employees to the extent the Company determines in its sole discretion to be necessary to satisfy at least one of the requirements in subsection (a). Alternatively, the Company can use any of the following techniques to satisfy at least one of the requirements in subsection (a):

(1)	Separate testing for employees who have not reached age 21 and completed one year of service under either of the methods described in Treasury Regulations §1.401(k)-2(a)(1)(iii).

(2)	Borrowing from Before Tax Contributions to help pass the actual contribution percentage test under Code §401(m) to the extent permitted under Treasury Regulations.

(3)	Using an alternative definition of compensation under Code §414(s) for testing purposes, as provided in Sec. 2.33 of this Plan.

(4)	Any other correction mechanism permitted under applicable guidance or regulations issued by the Department of Treasury or Internal Revenue Service.

(e)	If neither of the requirements of subsection (a) is satisfied, then Matching Contributions with respect to non-union represented Highly Compensated Employees shall be reduced as follows:

(1)	Determine excess amount with respect to each Highly Compensated Employee. The Company will determine the maximum individual contribution percentage which could be allowed and still satisfy subsection (a)(1) or (a)(2) above. For each Highly Compensated Employee whose actual contribution percentage was higher than the maximum individual percentage, the Company will determine the amount of excess contributions (i.e. the amount by which the individual’s actual Matching Contributions exceeds what they would have been if limited to the maximum permitted contribution percentage).

(2)	Add up excess amount for Highly Compensated Employees. Rather than distribute amounts determined in paragraph (1) above to the individuals whose Matching Contributions exceeded the maximum permitted contribution percentage, these amounts will be added together to determine an aggregate amount of excess contributions.

(3)	Reduce Matching Contributions. Matching Contributions of Highly Compensated Employees, who received the highest dollar amount of Matching Contributions, shall be reduced by the amount required to cause his or her Matching Contributions to equal the amount received by the Highly Compensated Employee with the next highest dollar amount of Matching Contributions. Such reductions shall continue to be made until the aggregate amount of reductions equals the total amount determined in paragraph (2) above.

(f)	If contributions with respect to a Highly Compensated Employee are reduced pursuant to subsection (e), the excess contributions (adjusted for income or losses allocable thereto, determined in the same manner as provided in Sec. 4.7(f)) shall be subtracted from the Participant’s Employer Matching Contribution Account and distributed to the Participant in the same manner described in Sec. 4.7(f).

(g)	The contribution percentage for any Participant who is a Highly Compensated Employee for the year, and who is eligible to receive matching contributions under two or more plans described in Code Section 401(a) that are maintained by the Participating Employers or any Affiliate, shall be determined pursuant to applicable Treasury regulations.

(h)	If two or more plans maintained by the Participating Employers or Affiliates are treated as one plan for purposes of satisfying the eligibility requirements of Code Section 410(b), those plans must be treated as one plan for purposes of applying the provisions of this section unless mandatorily disaggregated pursuant to regulations under Code Section 401(m).

Sec. 4.9 Time for Payment of Deposits. Before Tax Deposits by a Participating Employer for a Plan Year shall be paid to the Funding Agency as soon as practicable, but no later than the 15th business day of the month following the month in which the Before Tax Deposits were withheld from the Participant’s pay. Sick Leave Deposits shall be paid to the Funding Agency no later than the time (including extensions) for filing the employer’s federal income tax return for the tax year in which the Plan Year ends.

Sec. 4.10 Allocations. Contributions to the Plan shall be allocated to the Accounts of Participants as follows:

(a)	Allocations shall be reflected in Accounts as provided in Article VI. For the purposes of allocating investment gains and losses pro rata adjustments will be made to Participants’ Accounts in a fair, equitable and non-discriminatory manner to reflect the time when contributions were actually received by the Funding Agency and allocated to Participant’s Accounts.

(b)	Before Tax Deposits (including Catch-Up Contributions), Sick Leave Deposits and Matching Contributions with respect to a Plan Year that are deposited with the Funding Agency after the end of that Plan Year shall also be allocated to the appropriate Accounts as of the last day of that Plan Year unless the Company determines that it is necessary to treat some or all of the Matching Contributions as being contributions for the Plan Year in which they are actually deposited with the Funding Agency.

Sec. 4.11 Application of Forfeitures. Forfeitures recognized with respect to a Plan Year may, at the Company’s discretion, be applied in any of the following ways:

(a)	Such amounts may be used to pay reasonable administrative expenses of the Plan to the extent permitted by ERISA.

(b)	To the extent directed by the Company, such amounts may be applied to reinstate Forfeited Accounts as provided in Sec. 8.2(b).

(c)	Such amounts may be credited against Matching Contributions to be made by the Participating Employers for the current Plan Year or for the next Plan Year. In making allocations to the Accounts of Participants, amounts credited against Matching Contributions shall have the same attributes as Matching Contributions.

(d)	To the extent permissible under IRS guidance, such amounts may be used to make any corrective contributions to the Plan that may be necessary under the Internal Revenue Service voluntary correction program.

(e)	Such amounts may be allocated among the Accounts of Active Participants employed on the last day of the Plan Year in the ratio that each such Active Participant’s Eligible Earnings for the Plan Year bears to the total Certified Earnings of Active Participants that are employed on the last day of the Plan Year.

ARTICLE V

LIMITATION ON ALLOCATIONS

Sec. 5.1 Limitation on Allocations. Notwithstanding any provisions of the Plan to the contrary, allocations to Participants under the Plan shall not exceed the maximum amount permitted under Code section 415. For purposes of the preceding sentence, the following rules shall apply unless otherwise provided in Code section 415:

(a)	The Annual Additions with respect to a Participant for any Plan Year (which is the “limitation year” for purposes of Code §415) shall not exceed the lesser of:

(1)	$52,000, as adjusted pursuant to Code section 415(d) for any applicable cost of living increases after 2014. For example, the Code section 415 limit for 2015 will be $53,000.

(2)	100% of the Participant’s Compensation for the Plan Year, as defined in subsection (e) hereof.

The compensation limit referred to in paragraph (2) shall not apply to any contribution for medical benefits after separation from service (within the meaning of Code section 401(h) or 419A(f)(2)) which is otherwise treated as an annual addition.

(b)	If a Participant is also a participant in one or more other defined contribution plans maintained by a Participating Employer or an Affiliate, and if the amount of employer contributions and Forfeitures otherwise be allocated to the Participant for a Plan Year must be reduced to comply with the limitations under Code section 415, such allocations under this Plan and each of such other plans shall be reduced pro rata to the extent necessary to comply with said limitations, except that reductions to the extent necessary shall be made in allocations under profit sharing plans and stock bonus plans before any reductions are made under money purchase plans.

(c)	If for any Plan Year the limitation described in subsection (a) would otherwise be exceeded with respect to any Participant:

(1)	Excess Before Tax Deposits and any related investment earnings for any Participant who was age 50 or older on the last day of the Plan Year will be recharacterized as Catch-Up Deposits, but only to the extent that the recharacterized amount, when added to any other Catch-Up Deposits for the Participant, does not exceed the limit on Catch-Up Deposits under Sec. 4.10.

(2)

Effective for the Plan Year beginning January 1, 2008 and each subsequent Plan Year, if there is any excess amount remaining after the adjustments in paragraph (1), any excess annual additions, which are due to operational error, shall be adjusted and self-corrected pursuant to the

Internal Revenue Service Employee Plans Compliance Resolution System. Such correction is to be made pursuant to procedures established by the Company and shall be completed by the close of the second Plan Year following the error.

(d)	For purposes of this section, “Annual Additions” means the sum of the following amounts allocated to a Participant with respect to a Plan Year (whether or not the contribution is actually made during that Plan Year), under this Plan and all other defined contribution plans maintained by a Participating Employer or an Affiliate in which he or she participates:

(1)	Employer contributions, including Matching Contributions, Before Tax Deposits and Sick Leave Deposits made under this Plan, other than “Catch-Up” Contributions under Sec. 4.3. Excess Before Tax Deposits, Sick Leave Deposits and Matching Contributions which are required to be distributed under the provisions of Sec. 4.7 or Sec. 4.8 are included as “Annual Additions”.

(2)	Forfeitures, if any.

(3)	Voluntary, non-deductible contributions, if any.

(4)	Amounts attributable to medical benefits as described in Code sections 415(1)(2) and 419A(d)(2).

Excess Deferrals (over the Code Section 402(g) limit) distributed pursuant to Sec. 4.6 are not Annual Additions. An Annual Addition with respect to a Participant’s Accounts shall be deemed credited thereto with respect to a Plan Year if it is allocated to the Participant’s Accounts under the terms of the Plan as of any date within such Plan Year.

(e)	“Compensation” for purposes of applying the Code Section 415 limitations has the meaning set forth in Code Section 415(c)(3) and final regulations issued thereunder for the Plan Year, subject to the following:

(1)	Subject to Paragraph (2) below, Compensation excludes employer contributions to a plan of deferred compensation which are not includable in the Participant’s gross income for the taxable year in which contributed, and other amounts which received special tax benefits. However, any amounts received by a Participant pursuant to an unfunded non-qualified plan of deferred compensation are Compensation in the year such amounts are includable in the Participant’s gross income.

(2)

Salary reduction contributions to a cash or deferred arrangement under Code Section 401(k), a Code Section 403(b) Plan, a cafeteria plan under Code Section 125, or a plan of deferred compensation under Code Section 457 are includable as Compensation. Effective after December 31, 2000, Compensation shall include elective amounts that are not includable in the gross income of the employer under Code Section 132(f)(4).

(3)	Compensation recognized for an employee for a Plan Year shall not exceed the limit in effect for that Plan Year under Code section 401(a)(17) as adjusted by the Secretary of Treasury.

(4)	Payments made by the later of 2 1⁄2 months after severance from employment or the end of the Plan Year in which the severance from employment occurs are included in Compensation for the limitation year if, absent a severance from employment, such payments would have been paid to the Participant while the Participant continued in employment with the Company or an Affiliate and are regular earnings for services performed during the Participant’s regular working hours, compensation for services outside the Participant’s regular working hours (such as overtime or shift differential), commissions, bonuses or other similar compensation. This provision shall be applied in a manner that is consistent with the requirements of Treas. Reg. §1.415(c)-2, effective for limitation years beginning on or after January 1, 2008.

(5)	Effective January 1, 2009, Compensation for Code section 415 purposes includes any military differential pay paid to a Participant by a Participating Employer.

(f)	This Section shall be applied in accordance with final regulations under Code §415 that were issued by the Department of Treasury and Internal Revenue Service on April 5, 2007, which are hereby incorporated by reference.

ARTICLE VI

INDIVIDUAL ACCOUNTS

Sec. 6.1 Accounts for Participants. The following Accounts may be established under the Plan for a Participant:

(a)	A “Before Tax Deposit Account”, to which Before Tax Deposits (and any Catch-Up Contributions made pursuant to Sec. 4.3) shall be credited. These amounts are subject to the withdrawal restrictions in Sec. 8.3.

(b)	A “Matching Contribution Account”, to which Matching Contributions shall be credited. These amounts are subject to the withdrawal restrictions in Sec. 8.3.

(c)	A “Sick Leave Account”, to which Sick Leave Deposits shall be credited. These amounts are subject to the withdrawal restrictions in Sec. 8.3.

(d)	A “Rollover Account” shall be established for each Participant who makes an Eligible Rollover Contribution under Sec. 6.7, or other direct transfer of certain employer contributions from a plan not sponsored by the Company as provided in Sec. 6.6(c). Amounts credited to Rollover Accounts are fully vested and can be withdrawn by the Participant at any time.

(e)	A “Restricted Distribution Account” shall be established for each Participant who makes a direct transfer of funds subject to distribution restrictions or other special requirements as provided in Sec. 6.6(d). Amounts credited to a Restricted Distribution Account cannot be withdrawn prior to the Participant’s Termination of Employment, Disability or attainment of age 59 1⁄2.

(f)	A “QNEC Account” shall be established for each Participant who receives a corrective contribution or other fully vested non-elective employer contribution. Amounts credited to a Restricted Distribution Account cannot be withdrawn prior to the Participant’s Termination of Employment, Disability or attainment of age 59 1⁄2.

Additional Accounts may be established for a Participant if deemed advisable by the Company.

Sec. 6.2 Investment Funds. Investment Funds for the investment of amounts credited to Participants’ Accounts shall be established at the direction of the Company. The Company shall determine the types of investments to be held in each Investment Fund or the investment manager, trustee, or insurance company responsible for selecting investments. Income on the investments of each Investment Fund shall be reinvested by the appropriate Funding Agency in the appropriate Investment Fund. Notwithstanding the foregoing, the Fund shall include at least three investment alternatives for the investment of Before Tax Deposits, Sick Leave Deposits, Matching Contributions, Rollover Contributions, and any amounts transferred from other plans. Furthermore, at least three core Investment Funds shall be made available to Participants that have materially different risk and return characteristics, with the intent of complying with U.S. Department of Labor guidelines set forth in the regulations issued under section 404(c) of ERISA. In addition, a Company Stock Fund comprised primarily of common stock of Canadian Pacific Railway Limited shall be available for the investment of Participant’s Accounts and contributions made on behalf of Participants. Pursuant to Section 401(a)(35)(C) of the Code and Sec. 6.3 of the Plan, Participants have the right to divest any amounts held in their Accounts that are invested in the Company Stock Fund and may reinvest any such divested amounts in any of the other Investment Funds available under the Plan for Participant directed investments. The Company shall from time to time designate the Investment Funds to be maintained by one or more Funding Agencies and shall arrange for Participants to receive appropriate information respecting the Investment Funds. The Company may impose limits on the amount, or percentage of a Participant’s total account balance under the Plan, that may be invested in the Company Stock Fund or any other Investment Fund. The Company may also designate one or more default Investment Funds which shall hold amounts for which no investment direction is given by Participants, provided that the Company Stock Fund shall not be used for this purpose.

Sec. 6.3 Participant Direction of Investments. Accounts shall be invested in the Investment Funds established pursuant to Sec. 6.2, pursuant to designations by the respective Participants (including an alternate payee with respect to a Participant) or Beneficiaries. A Participant may change his or her designation of the Investment Funds in which future Before Tax Deposits, Sick Leave Deposits, Matching Contributions, Rollover Contributions, or other transferred amounts shall be invested. A Participant or Beneficiary also may direct the investment of existing amounts in his or her Accounts among the various Investment Funds. Each investment direction shall remain in effect until a new direction is made and becomes effective. Investment directions under this Section shall be made in accordance with rules and procedures established by the Company. Said rules may require that the investment direction be made a reasonable time prior to the date it will become effective. The rules also may limit the frequency of such elections, but shall satisfy the requirements of the regulations issued under section 404(c) of ERISA. If a Participant fails to give proper investment directions with respect to his or her Accounts under the Plan, his or her Accounts shall be invested in a default Investment Funds or Funds established by the Company pursuant to Sec. 6.2.

Sec. 6.4 Valuation of Investment Funds. As of each Valuation Date, the Funding Agency shall determine, in accordance with a method consistently followed and uniformly applied, the fair market value of each Investment Fund. During any period that all or a part of any Investment Fund is held under a contract, of a type sometimes referred to as a “guaranteed income contract”, issued by an insurance company and invested by it and under which the insurance company pays a guaranteed minimum rate of return, and provided no event has occurred that would result in a payment by the insurance company under the contract at a discount from book value of the contract, the fair market value of the contract shall be deemed to equal its book value.

Sec. 6.5 Valuation of Accounts in Investment Funds. As of each Valuation Date the value of each Participant’s various Accounts in the Investment Funds shall be determined. The value of each such Account shall be adjusted to reflect the effect of income, realized and unrealized profits and losses, withdrawals, interfund transfers, and all other transactions since the next preceding Valuation Date.

Sec. 6.6 Transfers from Other Plans. At the request of a Qualified Employee and with the consent of the Company, which shall be granted in its sole discretion and only if it determines that the transfer of funds is consistent with the provisions of the Code, the Plan may accept from another plan a direct trustee to trustee transfer of funds credited to the employee under such other plan (provided such plan is a qualified plan under Code section 401(a)). The transferred funds and the Qualified Employee shall be subject to the following:

(a)	Transfers of Funds Subject to Code § 401(k). Any transferred funds that are attributable to salary reduction contributions (a/k/a before-tax deposits) or sick leave deposits under Code section 401(k) shall be credited to a separate Before Tax Deposit Account and/or Sick Leave Deposit Account for the Participant, which shall be subject to the withdrawal restrictions imposed by Code section 401(k) and Sec. 8.3 of this Plan.

(b)	Transfer of Employer Contributions from Another Plan Sponsored by the Company or Affiliate. Any transferred funds from a plan sponsored by the Company or an Affiliate that are attributable to employer contributions (for example, matching contributions) shall be credited to a separate Matching Contribution Account or QNEC Account for the Participant and shall remain subject to any vesting schedule which may have applied under the other plan, unless otherwise specified below. Amounts credited to a Matching Contribution Account or QNEC shall be subject to the withdrawal restrictions imposed by Sec. 8.3 of this Plan. Notwithstanding the foregoing, any amounts directly transferred from the DM&E Employee Savings Plan to this Plan on or after January 1, 2013, shall be fully vested when they are received by this Plan and allocated to the appropriate Participants’ Accounts under this Plan.

(c)	Transfers of Employer Contributions from Plans Not Sponsored by the Company. Any funds attributable to employer contributions from a plan not sponsored by the Company shall be credited to a separate Rollover Account for the Participant, unless subsection (d) applies because the funds are subject to restrictions. If subsection (d) does not apply, the transferred funds will be fully vested and can be withdrawn by the Participant at any time as provided in Sec. 8.3(a).

(d)	Transfers of Restricted Funds from Other Companies. This subsection (d) applies to funds that are transferred to this Plan from a plan that is not sponsored by the Company and the transferred funds are subject to special distribution requirements or other restrictions under the Code or the other Plan. In that case, a Restricted Distribution Account will be established which will be subject to any requirements or restrictions, which, under the Code or the other plan, must continue to apply to the transferred amounts. Amounts credited to a Restricted Distribution Account cannot be withdrawn prior to the Participant’s Termination of Employment, Disability or reaching age 59 1⁄2.

(e)	Although any Qualified Employee can request that a transfer of funds be made on his or behalf, the employee shall not be eligible to make Before Tax Deposits, Sick Leave Deposits or receive Matching Contributions until he or she has satisfied the eligibility requirements of Article III.

Sec. 6.7 Direct and Indirect Rollover Contributions. With the consent of the Company, a Qualified Employee may make an Eligible Rollover Contribution to the Plan. The Company shall consent only if it has reasonably concluded that the amount to be transferred will constitute an Eligible Rollover Contribution. The following shall apply with respect to an Eligible Rollover Contribution and to the employee making the rollover:

(a)	Any Eligible Rollover Contribution will be credited to a fully vested Rollover Account established for the employee making the Eligible Rollover Contribution. Amounts credited to Rollover Accounts may be withdrawn by the Participant at any time as provided in Sec. 8.3(a).

(b)	For purposes of this section, an “Eligible Rollover Contribution” is an amount which may be rolled over to this Plan pursuant to Code section 401(a)(31) (“direct rollover”), Code section 402(c) (“indirect rollover”) or any provision of the Code which permits rollovers to this Plan.

(c)	Although any Qualified Employee can request that an Eligible Rollover Contribution be made on his or her behalf, the employee shall not be eligible to make Before Tax Deposits, Sick Leave Deposits or receive Matching Contributions until he or she has satisfied the eligibility requirements of Article III.

ARTICLE VII

DESIGNATION OF BENEFICIARY

Sec. 7.1 Persons Eligible to Designate. Any Participant may designate a Beneficiary to receive any amount payable from the Fund as a result of the Participant’s death, provided that the Beneficiary survives the Participant. The Beneficiary may be one or more persons, natural or otherwise. By way of illustration, but not by way of limitation, the Beneficiary may be an individual, trustee, executor, or administrator. A Participant may also change or revoke a designation previously made, without the consent of any Beneficiary named therein.

Sec. 7.2 Special Requirements for Married Participants. Notwithstanding the provisions of Sec. 7.1, if a Participant is married at the time of his or her death, the Beneficiary shall be the Participant’s spouse unless the spouse has consented in writing to the designation of a different Beneficiary, the spouse’s consent acknowledges the effect of such designation, and the spouse’s consent is witnessed by a representative of the Plan or a notary public. Such consent shall be deemed to have been obtained if it is established to the satisfaction of the Company that such consent cannot be obtained because there is no spouse, because the spouse cannot be located, or because of such other circumstances as may be prescribed by federal regulations. Any consent by a spouse shall be irrevocable. Any designation of a Beneficiary or form of benefits which has received spousal consent may be changed (other than by being revoked) without spousal consent only if the consent by the spouse expressly permits subsequent designations by the Participant without any requirement of further consent of the spouse. Any such consent shall be valid only with respect to the spouse who signed the consent, or in the case of a deemed consent, the designated spouse.

Sec. 7.3 Form and Method of Designation. Any designation or a revocation of a prior designation of Beneficiary shall be in writing on a form acceptable to the Company and shall be filed with the Company. The Company and all other parties involved in making payment to a Beneficiary may rely on the latest Beneficiary designation on file with the Company at the time of payment or may make payment pursuant to Sec. 7.4 if an effective designation is not on file, shall be fully protected in doing so, and shall have no liability whatsoever to any person making claim for such payment under a subsequently filed designation of Beneficiary or for any other reason.

Sec. 7.4 No Effective Designation. If there is not on file with the Company or recordkeeper an effective designation of Beneficiary by a deceased Participant, or if the designated Beneficiary fails to survive the Participant, the Beneficiary shall be the person or persons surviving the Participant in the first of the following classes in which there is a survivor, share and share alike:

(a)	The Participant’s spouse.

(b)	The Participant’s children, except that if any of the Participant’s children predecease the Participant but leave issue surviving the Participant, such issue shall take by right of representation the share their parent would have taken if living.

(c)	The Participant’s parents.

(d)	The Participant’s brothers and sisters.

(e)	The Participant’s personal representative (executor or administrator).

Determination of the identity of the Beneficiary in each case shall be made by the Company.

Sec. 7.5 Successor Beneficiary. If a Beneficiary who survives the Participant subsequently dies before receiving all payments to which the Beneficiary was entitled, the successor Beneficiary, determined in accordance with the provisions of this Section, shall be entitled to the balance of any remaining payments due. Only a Beneficiary who is the surviving spouse of the Participant may designate a successor Beneficiary. A Beneficiary who is the surviving spouse may designate a successor Beneficiary only if the Participant specifically authorized such designations on the Participant’s Beneficiary designation form. If a Beneficiary is permitted to designate a successor Beneficiary, each such designation shall be made according to the same rules (other than Sec. 7.2) applicable to designations by Participants. If a Beneficiary is not permitted to designate a successor Beneficiary, or is permitted to do so but fails to make such a designation, the balance of any payments remaining due will be payable to a contingent Beneficiary if the Participant’s Beneficiary designation so specifies, and otherwise to the personal representative (executor or administrator) of the deceased Beneficiary.

Sec. 7.6 Disclaimers by Beneficiaries. A Beneficiary entitled to all or a portion of a deceased Participant’s Accounts may disclaim his or her interest therein, subject to the following:

(a)	To be eligible to disclaim, the Beneficiary must not have received a distribution of all or any portion of the Participant’s Accounts and, in the case of a Beneficiary who is a natural person, must have attained at least age 21 at the time such disclaimer is signed and delivered. A disclaimer shall state that the Beneficiary’s entire interest in the Participant’s Accounts is disclaimed or shall specify what portion thereof is disclaimed. The Company shall be the sole judge of the content, interpretation and validity of a purported disclaimer.

(b)	Any disclaimer must be in writing and must be signed by the Beneficiary making the disclaimer and acknowledged by a notary public. The Company may establish rules for the use of electronic signatures and acknowledgments. Until such rules are established, electronic signatures and acknowledgments shall not be effective. To be effective, an original signed copy of the disclaimer must be actually delivered to the Company following the date of the Participant’s death but not later than nine months after the date of the Participant’s death. A disclaimer shall be irrevocable upon delivery to the Company. A disclaimer shall be considered to be delivered to the Company only when it is actually received by the Company.

(c)	Upon the filing of a valid disclaimer, the Beneficiary shall be considered not to have survived the Participant with respect to the disclaimed interest. A disclaimer shall not be considered to violate the provisions of Sec. 9.7, and shall not be considered to be an assignment or alienation of benefits in violation of any federal law prohibiting the assignment or alienation of benefits under this Plan.

(d)	No form of attempted disclaimer that does not meet the requirements of this Section will be recognized by the Company.

Sec. 7.7 Definition of Spouse and Marriage. Effective September 16, 2013, the Plan will recognize any marriage (same sex or otherwise) that is valid either under the laws of the State of Minnesota or the state in which the marriage took place. This Section shall be administered in accordance with guidance issued by the Department of Treasury.

ARTICLE VIII

BENEFIT REQUIREMENTS

Sec. 8.1 Benefit on Retirement, Disability or Death. If a Participant (i) Terminates Employment after he or she has reached age 65, (ii) becomes totally and permanently disabled while employed (as determined by the Company in its sole discretion), or (iii) dies while employed by a Participating Employer or Affiliate, the Participant shall be 100% vested and shall be entitled to a benefit equal to the value of all of his or her Accounts. The benefit shall be paid at the time and in the manner determined under Article IX. The value of each Account shall be adjusted as provided in Sec. 6.5 until the Account has been distributed in full.

Sec. 8.2 Other Termination of Employment. If a Participant’s Termination of Employment occurs under circumstances such that the Participant is not entitled to a benefit under Sec. 8.1, the Participant shall be entitled to a benefit equal to the value of his or her 401(k) Account, Sick Leave Account, Rollover Account, Restricted Distribution Account and QNEC Account (if any). In addition, the Participant is entitled to the vested portion of his or her Matching Contribution Account, if any.

In that regard, all Participants are fully vested in their Matching Contribution Accounts, except for DM&E Participants described in Sec. 4.4(c) who are represented by a Participating Union (“DM&E Union Participants”). These DM&E Union Participants become vested as follows:

If the DM&E Union Participant has completed three or more Years of Vesting Service, the Participant is fully vested and is entitled to a benefit equal to the value of his or her Matching Contribution Account, if any.

If the DM&E Union Participant has less than three years of Vesting Service, he or she shall be entitled to the vested portion of his or her Matching Contribution Account according to the following schedule:

Years of Vesting Service	Vested Percentage
Less than One	0%
One but less than Two	33%
Two but less than Three	66%
Three or More	100%

The value of all Participants’ Accounts shall continue to be adjusted as provided in Sec. 6.5 until all of the Accounts have been distributed in full, subject, however, to the following:

(a)

Timing of Forfeitures. If the Participant is not fully vested in his or her Matching Contribution Account (referred to as the “non-vested amount”) and the Participant receives a distribution of the entire vested balance in his or her Matching Contribution Account and the entire balance of all of his or her other Accounts under the Plan following his or her Termination of Employment, the unvested balance in his or her Matching Contribution Account shall be treated as a Forfeiture by the end of the Plan Year in which the distribution of the entire vested balance in all of the Participant’s Accounts was made. In that regard, if a Participant is zero percent vested in all of his or her Accounts (which means that the Participant must not have made any Salary Reduction Contributions), he or she will be treated as having received a distribution of the entire vested balance in all of his or her Accounts in the Plan Year in which he or she Terminates Employment.

Otherwise, if the Participant does not receive a distribution of the entire vested balance of in all of his or her Accounts, the non-vested amounts in the Participant’s Matching Contribution Account shall not be forfeited until after the Participant has a Recognized Break in Service of 60 months. The undistributed Accounts shall continue to share in investment earnings and losses until the Forfeiture occurs. Forfeitures shall be applied as provided in Sec. 4.11 and shall be reinstated as provided in paragraph (b) below.

(b)	Reinstatement of Forfeitures. If the Participant resumes employment with a Participating Employer with a Recognized Break in Service of less than 60 months, the following shall apply:

(1)	The portion of Participant’s Matching Contributions Account that was previously Forfeited (if any) prior to the Recognized Break in Service will be restored to its value as of the Valuation Date coincident with or next following the Participant’s prior Termination of Employment. The Participant’s right to these reinstated amounts following any subsequent Termination of Employment is subject to the completion of additional Years of Vesting Service (including both service before and after the Recognized Break in Service) in accordance with the vesting schedule above.

(2)	Amounts to be reinstated pursuant to paragraph (1) may be obtained from any of the following sources:

(A)	Forfeitures, if any, for the Plan Year in which the reinstatement occurs.

(B)	Contributions by the Participating Employer who rehired the Participant.

(C)	Net income or gain of the Fund not previously allocated to other Accounts.

(c)	Permanent Forfeiture. If a Participant whose Accounts were Forfeited pursuant to subsection (a) resumes employment with a Participating Employer after a Recognized Break in Service of 60 months or longer, his or her Matching Contribution Account is permanently Forfeited and will not be reinstated.

(d)	The benefit under this section shall be paid at the times and in the manner determined under Article IX.

Sec. 8.3 Withdrawals While Employed. Withdrawals from Restricted Distribution Accounts and QNEC Accounts cannot be made prior to Termination of Employment, Disability or age 59 1⁄2. A Participant may request a cash withdrawal from his or her Before Tax, Sick Leave, Matching and Rollover Accounts at any time prior to the date benefits first become payable to the Participant under Sec. 8.1 pursuant to the following:

(a)	A Participant may elect to withdraw part or all of his or her Rollover Accounts at any time.

(b)	Until the Participant reaches age 59 1⁄2, a withdrawal may be made from his or her Before Tax Account, Sick Leave Account or the vested portion of his or her Matching Accounts only to meet a financial hardship.

(1)	A hardship withdrawal will be permitted only if all of the requirements in (A) and (B) below are met:

(A)	The distribution must be made on account of one of the following reasons:

(i)	Medical expenses described in section 213(d) of the Code incurred or to be incurred by the Participant, the Participant’s spouse, or any dependents of the Participant, which are not reimbursable through insurance or otherwise.

(ii)	Purchase (excluding mortgage payments) of the principal residence of the Participant.

(iii)	Payment of tuition covering the next 12 months of post-secondary education for the Participant, or for his or her spouse, children or dependents.

(iv)	The need to prevent the eviction of the Participant from his or her principal residence or foreclosure on the mortgage of the Participant’s principal residence.

(v)	Expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income).

(vi)

Payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children or dependents (as defined in Code section 152, but without regard to the earnings limitation in section 152(d)(1)(B)).

(B)	All of the following requirements must be satisfied:

(i)	The amount of the distribution cannot exceed the amount of the immediate and heavy financial need of the Participant, including any amount required to cover taxes the Participant can reasonably be expected to incur in connection with the distribution. The Company may reasonably rely on the Participant’s representation as to that amount.

(ii)	The Participant must have obtained all distributions, other than hardship distributions, and all nontaxable loans currently available under all plans maintained by the Participating Employers or any Affiliate.

(iii)	The Participant’s Before Tax Deposits and Sick Leave Deposits and all other elective contributions and employee contributions under all plans maintained by the Participating Employers or any Affiliate will be suspended for at least six months after the receipt of the hardship distribution.

(iv)	Notwithstanding the foregoing provisions of this subparagraph (B), this subparagraph (B) will be satisfied if the IRS issues a revenue ruling, notice, or other document of general applicability which establishes an alternative method under which distributions will be deemed to be necessary to satisfy an immediate and heavy financial need and all of the requirements of such alternative method are met.

(2)	Earnings credited to the Participant’s Before Tax Account or Sick Leave Account cannot be withdrawn on account of financial hardship.

(3)	Only the vested portion of any Account may be withdrawn.

(c)	After the Participant reaches age 59 1⁄2 , a withdrawal may be made at any time from any of his or her Accounts (other than any unvested amounts).

(d)	Requests for withdrawals under this Section shall be made pursuant to applicable rules and regulations adopted by the Company which are uniform and non-discriminatory as to all Participants and shall be submitted in writing to the Company on such form as the Company prescribes for this purpose. The Company shall determine whether the requirements of subsection (a) have been met.

(e)	The Company shall direct the Funding Agency respecting the payment of withdrawals under this section. Payment shall be made to the Participant as soon as administratively practicable following approval of the withdrawal request.

Sec. 8.4 Loans to Participants. The Company may authorize a loan to an Active Participant, or to a Participant who is transferred to a position with an Affiliate (whether or not the Affiliate is a Participating Employer in the Plan), who makes application therefor. Each such loan shall be subject to the following provisions:

(a)	The amount of any loan to a Participant, when added to the balance of all other loans to the Participant under this Plan and all related plans which are outstanding on the day on which such loan is made, shall not exceed the lesser of:

(1)	$50,000, reduced by the excess (if any) of (i) the highest outstanding balance of loans to the Participant from the Plan and all related plans during the one-year period ending on the day before the date the loan is made, over (ii) the outstanding balance of loans to the Participant from the Plan and all related plans on the date the loan is made; or

(2)	50% of the amount to which the Participant would be entitled in the event his or her Termination of Employment were to occur on the date the loan is made.

For purposes of this section, a related plan is any “qualified employer plan,” as defined in Code section 72(p)(4), sponsored by the Participant’s Participating Employer or any related employer, determined according to Code section 72(p)(2)(D).

(b)	The minimum amount of any loan shall be $1,000. If the maximum amount available under subsection (a) is less than $1,000, no loan will be permitted.

(c)	Each loan shall be evidenced by the Participant’s promissory note payable to the order of the Funding Agency. Each loan shall be adequately secured as determined by the Company. A loan shall be considered adequately secured whenever the outstanding balance does not exceed the amount in which the Participant would have a vested interest in the event of his or her Termination of Employment.

(d)	The Company shall determine the rate of interest to be paid with respect to each loan, which shall be a reasonable rate of interest within the meaning of Code section 4975. The rate shall be based on the interest rates charged by persons in the business of lending money in the region in which the Company operates for loans which would be made under similar circumstances. It is anticipated that the interest rate will be equal to the published prime rate, as of the date the loan is made, at a bank designated by the Company, plus two percent.

(e)	Each such loan shall provide for the payment of accrued interest and for repayment of principal in substantially equal installments no less frequently than quarterly. There will be no penalty for prepayments of any loan. All loans to Active Participants shall be repaid through payroll deductions. The Participant shall execute any documents required to authorize such deductions.

(f)	Each loan shall extend for a stated period determined by agreement of the Participant and the Company, not exceeding five years. The limitation in the preceding sentence shall not apply to any loan designated by the Company as a home loan. For purposes of this paragraph, a home loan is a loan used to acquire or construct any dwelling unit which within a reasonable time is to be used as the principal residence of the Participant. The duration of home loans shall be determined by the Company.

(g)	Failure to pay any installment of interest or principal on a loan by the end of the calendar quarter following the calendar quarter in which the payment was due, shall constitute a default on the unpaid balance of the loan. Notwithstanding the foregoing, if a Participant is on an unpaid leave of absence, no default will occur for a period of up to one year (or until the end of the leave of absence, if shorter). This grace period will not extend the original repayment period of the loan beyond the maximum period allowable under subsection (f) when the loan was made, however, and the unpaid loan balance must be reamortized over the remaining portion of the original maximum repayment period under subsection (f) following the end of the leave of absence. If a Participant is performing military service for the United States, however, loan repayments shall be suspended as permitted under Code section 414(u)(4) and the loan will be repaid as permitted or required under Code section 414(u)(4). Events of a default shall also include any other events identified as such in the Participant’s Note. Upon a default, the entire loan balance will be declared to be in default to the extent required by (and in accordance with) applicable Treasury Regulations. In the event of a default on a loan, foreclosure on the Note and offset of the Participant’s Accounts to satisfy the Note will not occur until the earliest date on which the Participant or Participant’s Beneficiary is eligible to receive payment of benefits under Sec. 8.1 or Sec. 8.2 of the Plan.

(h)	If a loan to a Participant is outstanding on the date a distribution is to be made from the Fund, the balance of the loan, or a portion thereof equal to the amount to be distributed, if less, shall on such date become due and payable. The portion of the loan due and payable shall be satisfied by offsetting such amount against the portion of the Participant’s Account Balance consisting of the loan and shall be treated as a distribution to the Participant. No new loan shall be made to a Participant following his or her Termination of Employment.

(i)	If a loan to a Participant is outstanding at the time of the Participant’s death, and if the loan is not repaid by the Participant’s Beneficiary or the executor or administrator of the Participant’s estate, the loan will be offset against the Participant’s Accounts and shall be treated as a taxable distribution to the Beneficiary or Beneficiaries if they so elect, or in the absence of such an election, the offset amount shall be treated as a taxable distribution to the Participant’s estate.

(j)	The Company shall administer the loan program under this Section and shall direct the Funding Agency with respect to the making of loans to Participants, the collection thereof, and all other matters pertaining thereto. The Funding Agency shall follow such directions to the extent possible and shall not take any independent action with respect to such loans. The Funding Agency shall have no responsibility whatsoever with respect to loans to Participants except to follow the directions of the Company to the extent possible.

(k)	In accordance with the foregoing standards and requirements, loans shall be available to all Participants on a reasonably equivalent basis.

(l)	All loans shall be governed by such non-discriminatory written rules as the Company may adopt, which shall be deemed to be a part of this Plan. Applications for loans shall be filed with the Company on such forms as the Company may provide for this purpose.

(m)	The portion of a Participant’s Account or Accounts represented by the outstanding loan principal shall be segregated for investment purposes. In lieu of sharing in income or losses on investments of the Fund, the segregated portion of the Participant’s Accounts shall be credited with all interest paid by the Participant on the loan. The Funding Agency may charge to the Participant’s Accounts any expenses attributable to the loan and such portion of the general expenses of the Fund as the Funding Agency determines in its discretion to be reasonable.

(n)	If a Participant in this Plan has an outstanding loan under another tax qualified Plan sponsored by the Company or an Affiliate, the Company may authorize the direct transfer of that loan to this Plan.

ARTICLE IX

DISTRIBUTION OF BENEFITS

Sec. 9.1 Time and Method of Payment. Except as otherwise provided in this Section, the benefit to which a Participant or Beneficiary may become entitled under Sec. 8.1 or 8.2 shall be distributed at such time and according to such method as he or she elects, subject to the following:

(a)	Distribution shall be made by one or a combination of the following methods, as the Participant or Beneficiary may select:

(1)	Payment in a single sum.

(2)	Substantially equal installments over a period not to exceed the lesser of (i) ten years or (ii) the Participant’s life expectancy or the joint life expectancy of the Participant and his or her Beneficiary.

(3)	A direct rollover to another eligible retirement plan or an IRA.

(b)	Subject to subsection (c) below, distributions from all Accounts may occur at any time after the Participant’s Termination of Employment. Distributions will be made upon receipt of proper instructions from the Participant. In that regard, the Company shall provide Participants with a distribution election (or consent) form and notice 30 to 180 days in advance of the date the first distribution is made to the Participant. These materials shall include the following:

(1)	An explanation of the right to defer commencement of benefits and the consequences of failing to defer receipt of benefits; and

(2)	The special tax and rollover notice referenced in Code Section 402(f).

The 30-day advance notice period may be waived by the Participant provided that the distribution of benefits still cannot commence until at least eight days after the distribution notices are provided. The Company may require Participants to apply for benefits under the Plan before benefit payments will commence. Since Participants can elect to receive benefits at any time following Termination of Employment, the requirements of Code Section 401(a)(14) are satisfied.

(c)	Distributions to a Participant must begin not later than the Participant’s “required beginning date”. A Participant’s “required beginning date” is April 1 of the Plan Year following the later of (i) the Plan Year in which the Participant attains age 70 1⁄2, or (ii) the Plan Year in which the Participant’s Termination of Employment occurs. If the Participant is a 5% owner, however, as described in Code Section 416, the required beginning date is April 1 following the Plan Year the Participant reaches 70 1⁄2 regardless of whether he or she has had a Termination of Employment.

(d)	The amount distributed to a Participant for the calendar year preceding his or her required beginning date and for each subsequent calendar year shall not be less than the amount required by Treasury Regulation Section 1.401(a)(9)-5. The distribution for the calendar year preceding the individual’s required beginning date must be paid not later than the required beginning date. The distribution for each subsequent year must be paid not later than December 31 of that year.

(e)	If the Participant dies after his or her required beginning date and after beginning to receive payments in installments, the remaining payments shall be made to the Beneficiary in annual amounts at least equal to the minimum amount required by Treasury Regulation Section 1.401(a)(9)-5.

(f)	If the Participant dies before his or her required beginning date, the Participant’s Accounts shall be distributed to the Beneficiary not later than December 31 of the year containing the fifth anniversary of the Participant’s death, subject to the following:

(1)	Distributions to a Beneficiary may extend beyond five years from the death of the Participant if they are in the form of installment payments over a period not exceeding the Beneficiary’s life expectancy, provided such payments begin not later than December 31 of the year following the year in which the Participant’s death occurred.

(2)	If a Beneficiary is the surviving spouse of the Participant, payments to that surviving spouse pursuant to paragraph (1) need not commence until December 31 of the year in which the Participant would have reached age 70 1⁄2.

(g)	If a Beneficiary of a deceased Participant dies before receiving all benefits to which the Beneficiary is entitled under the Plan, any remaining amounts shall be paid to the successor beneficiary if one is designated, or, if not, as provided in Sec. 7.4.

(h)	If more than one Beneficiary is entitled to benefits following the Participant’s death, the interest of each Beneficiary shall be segregated into a separate Account for purposes of applying this section.

(i)	Distributions shall be made in accordance with the requirements of Code Section 401(a)(9), including the incidental death benefit requirements of Code Section 401(a)(9)(G) and in accordance with Treasury Regulation Sections 1.401(a)(9)-1 through 1.401(a)(9)-9. These requirements will override any inconsistent distribution option and no distribution option otherwise permitted under this Plan will be available to a Participant or Beneficiary if such distribution option does not meet the requirements of Code Section 401(a)(9), including paragraph (G) thereof.

Sec. 9.2 Accounts Totaling $5,000 or Less. If the total value of the Accounts of the Participant (or a Beneficiary following the Participant’s death) is $5,000 or less when benefit payments can commence due to Termination of Employment, disability or death, partial distributions and installment payments are not available. In that case, if the Participant (or spouse Beneficiary) has failed to make an election between a Direct Rollover (pursuant to Sec. 9.3) or a single sum cash distribution within 90 days following receipt of his or her distribution election form, the following rules shall apply:

(a)	If the total value of the Participant’s Accounts is more than $1,000 but not more than $5,000 and the Participant is alive and the Participant has not reached age 65, the Company will cause the balance in the Participant’s Accounts (excluding unpaid loans) to be Directly Rolled over to an individual retirement plan (“IRA”) designated by the Company. Any unpaid loan balance will be subject to the provisions of Sec. 8.4(h).

(b)	If the total value of the Participant’s Accounts is $1,000 or less and the Participant is alive, a single-sum cash distribution shall be made to the Participant as soon as administratively feasible following the Participant’s Termination of Employment or disability.

(c)	Unless benefit payments have already commenced, if the Participant dies, a single-sum distribution equal to the total value of the Participant’s Accounts shall be made to the Participant’s Beneficiary as soon as administratively feasible following the Participant’s death. By way of clarification, no default Direct Rollovers to IRAs pursuant to subsection (a) shall be made on behalf of Beneficiaries of decreased Participants. Surviving Beneficiaries (including non-spousal Beneficiaries are, however, eligible to elect voluntary Direct Rollovers pursuant to Sec. 9.3. If benefit payments have already commenced, any possible remaining payments to the Beneficiary are subject to the provisions of Sec. 9.1.

(d)	For purposes of determining whether the total value of a Participant’s Accounts is over $1,000, any amounts in the Participant’s Rollover Accounts under the Plan shall be included. Rollover Accounts shall not be included when determining whether the total value of a Participant’s Accounts exceeds $5,000, but shall be included in the default Direct Rollover. Accordingly, the entire default rollover amount can be more than $5,000 if the Participant’s non-rollover Accounts total $5,000 or less.

(e)	If the Participant Terminates Employment after Normal Retirement Age, the default rollover rules do not apply and his or her Accounts will be distributed in a single-sum cash distribution as soon as feasible following his or her Termination of Employment.

(f)	The default rollover provisions of this Section do not apply to alternate payees under a Qualified Domestic Relations Order. Those distributions shall be made in a single sum cash distribution.

(g)	For purposes of this Section, a Participant (or Beneficiary) is deemed to have received his or her election form five days after the form is mailed to his or her last known address.

Sec. 9.3 Direct Rollovers to IRAs and Other Eligible Plans. A distributee may elect, at the time and in the manner prescribed by the Company, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee (a “direct rollover”). The following definitions shall be used in administering the provisions of this section.

(a)	Eligible rollover distribution. For purposes of this section, an eligible rollover distribution is any distribution (other than a hardship withdrawal under Sec. 8.3 (b)) of all or any portion of the balance to the credit of the distributee that is not in the form of substantially equal installments over the lifetime or life expectancy of the Participant (or the Participant and his or her Beneficiary) or for a period of 10 years or more.

(b)	Eligible Retirement Plan. An eligible retirement plan is one of the following plans or arrangements that agrees to accept the distributee’s eligible rollover contribution: (i) a qualified trust described in Code section 401(a), (ii) an individual retirement account described in Code section 408(a), (iii) an individual retirement annuity described in Code section 408(b), (iv) an annuity plan described in Code section 457(b) maintained by a governmental entity such as a state, political subdivision or a state, or agency or instrumentality of a state or political subdivision of a state that agrees to separately account for amounts transferred from this Plan, (vi) a Roth IRA described in Code section 408A, or (vii) a tax sheltered annuity contract described in Code section 403(b).

(c)	Distributee. A distributee means a Participant, a Participant’s surviving spouse, a surviving non-spouse Beneficiary of the Participant, a trust maintained for the benefit of one or more designated Beneficiaries, or a former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code section 414(p). Individuals or entities other than those named in this subsection are not permitted to roll over distributions from the Plan.

(d)	Direct Rollover. A direct rollover is a payment by the Funding Agency to the eligible retirement plan specified by the distributee.

(e)

Direct Transfers by Non-Spousal Beneficiaries. Effective January 1, 2008, a designated Beneficiary who is not the Participant’s spouse, following the death of a Participant, may request a direct trustee to trustee transfer of his or her entire interest in the Plan, but only to an individual retirement account or annuity described in Code sections 408(a) or 408(b) (an “IRA”) that is designated as an “inherited IRA”. For purposes of the preceding sentence, a designated Beneficiary includes a trust maintained for the benefit of one or more designated Beneficiaries. The transfer shall then be made as soon as practicable following the Beneficiary’s request. Amounts transferred to an inherited IRA under this subsection are subject to the required minimum distribution rules of Code section 401(a)(9).

Also, any required minimum distributions that would otherwise be due to the Participant or Beneficiary shall be made to the Beneficiary before any such direct transfer is made to the inherited IRA. The inherited IRA must be established in a manner that identifies it as an inherited IRA with respect to the deceased Participant and must also identify the Beneficiary. Transfers under this Section shall be administered in accordance with applicable regulations or other guidance issued by the Department of Treasury.

Sec. 9.4 Accounting Following Termination of Employment. If distribution of all or any part of a benefit is deferred or delayed for any reason, the undistributed portion of any Account shall continue to be revalued as of each Valuation Date as provided in Article VI.

Sec. 9.5 Source of Benefits. All benefits to which persons become entitled hereunder shall be provided only out of the Fund and only to the extent that the Fund is adequate therefor. No benefits are provided under the Plan except those expressly described herein.

Sec. 9.6 Incompetent Payee. If in the opinion of the Company a person entitled to payments hereunder is disabled from caring for his or her affairs because of mental or physical condition, or age, payment due such person may be made to such person’s guardian, conservator, or other legal personal representative upon furnishing the Company with evidence satisfactory to the Company of such status. Prior to the furnishing of such evidence, the Company may cause payments due the person under disability to be made, for such person’s use and benefit, to any person or institution then in the opinion of the Company caring for or maintaining the person under disability. The Company shall have no liability with respect to payments so made. The Company shall have no duty to make inquiry as to the competence of any person entitled to receive payments hereunder.

Sec. 9.7 Benefits May Not Be Assigned or Alienated. Except as otherwise expressly permitted by the Plan or required by law, the interests of persons entitled to benefits under the Plan may not in any manner whatsoever be assigned or alienated, whether voluntarily or involuntarily, or directly or indirectly. However, the Plan shall comply with the provisions of any court order which the Company determines is a qualified domestic relations order as defined in Code section 414(p). Any expenses relating to review or administration of a domestic relations order may be charged against the Accounts of the Participant and/or the alternate payee. Notwithstanding any provisions in the Plan to the contrary, an individual who is entitled to payments from the Plan as an “alternate payee” pursuant to a qualified domestic relations order may receive a lump sum payment from the Plan as soon as administratively feasible after the Valuation Date coincident with or next following the date of the Company’s determination that the order is a qualified domestic relations order, unless the order specifically provides for payment to be made at a later time or in a different form of payment that is permitted under Sec. 9.1.

Sec. 9.8 Payments Pursuant to a Qualified Domestic Relations Order. Notwithstanding any provisions in the Plan to the contrary, an individual who is entitled to payments from the Plan as an “alternate payee” pursuant to a qualified domestic relations order may receive a lump sum payment from the Plan (or have a Direct Rollover made on his or her behalf pursuant to Sec. 9.3) as soon as administratively feasible after the Valuation Date coincident with or next following the date of the Company’s determination that the order is a qualified domestic relations order, unless the order specifically provides for payment to be made at a later time or in a different form permitted under Sec. 9.1.

Sec. 9.9 Payment of Taxes. The Funding Agency may pay any estate, inheritance, income, or other tax, charge, or assessment attributable to any benefit payable hereunder which in the Funding Agency’s opinion it shall be or may be required to pay out of such benefit. The Funding Agency may require, before making any payment, such release or other document from any taxing authority and such indemnity from the intended payee as the Funding Agency shall deem necessary for its protection.

Sec. 9.10 Conditions Precedent. No person shall be entitled to a benefit hereunder until his or her right thereto has been finally determined by the Company nor until the person has submitted to the Company relevant data reasonably requested by the Company, including, but not limited to, proof of birth or death.

Sec. 9.11 Company Directions to Funding Agency. The Company shall designate an individual or individuals to give such written directions to the Funding Agency as are necessary to accomplish distributions to the Participants and Beneficiaries in accordance with the provisions of the Plan.

Sec. 9.12 Transfers to Other Plans. At the request of a Qualified Employee and with the consent of the Company, which shall be granted in its sole discretion and only if it determines that the transfer of funds is consistent with the provisions of the Code, the Plan may make a direct trustee to trustee transfer of funds (that is not eligible for a Direct Rollover under Sec. 9.3) credited to the employee under this Plan to another tax qualified plan. Notwithstanding the foregoing, no transfer of amounts subject to the withdrawal restrictions of Code section 401(k) or Sec. 8.3 of this Plan shall be made unless the Company reasonably concludes that the plan accepting the transfer will continue to maintain the distribution limitations that apply under this Plan and the Code. Also, no transfer to another plan will be allowed with respect to a Participant’s Accounts if the Participant has an outstanding loan balance under this Plan.

ARTICLE X

FUND

Sec. 10.1 Composition. All sums of money and all securities and other property received by the Funding Agency for purposes of the Plan, together with all investments made therewith, the proceeds thereof, and all earnings and accumulations thereon, and the part from time to time remaining shall constitute the “Fund”. The Company may cause the Fund to be divided into any number of parts for investment purposes or any other purposes necessary or advisable for the proper administration of the Plan.

Sec. 10.2 Funding Agency. The Fund may be held and invested as one fund or may be divided into any number of parts for investment purposes. Each part of the Fund, or the entire Fund if it is not divided into parts for investment purposes, shall be held and invested by one or more trustees or by an insurance company. The trustee or trustees or the insurance company so acting with respect to any part of the Fund is referred to herein as the Funding Agency with respect to such part of the Fund. The selection and appointment of each Funding Agency shall be made by the Company. The Company shall have the right at any time to remove a Funding Agency, in which case the Company shall appoint a successor thereto, subject only to the terms of any applicable trust agreement or group annuity contract. The Company shall have the right to determine the form and substance of each trust agreement and group annuity contract under which any part of the Fund is held, subject only to the requirement that they are not inconsistent with the provisions of the Plan. Any such trust agreement may contain provisions pursuant to which the trustee will make investments on direction of a third party.

Sec. 10.3 Compensation and Expenses of Funding Agency. The Funding Agency shall be entitled to receive such reasonable compensation for its services as may be agreed upon with the Company. The Funding Agency shall also be entitled to reimbursement for all reasonable and necessary costs, expenses, and disbursements incurred by it in the performance of its services. Such compensation and reimbursements shall be paid from the Fund, except as specifically agreed to in writing by the Company.

Sec. 10.4 No Diversion. The Fund shall be for the exclusive purpose of providing benefits to Participants under the Plan and their beneficiaries and defraying reasonable expenses of administering the Plan. Such expenses may include premiums for the bonding of Plan officials required by ERISA. No part of the corpus or income of the Fund may be used for, or diverted to, purposes other than for the exclusive benefit of employees of the Participating Employers or their beneficiaries. Notwithstanding the foregoing:

(a)	If any contribution or portion thereof is made by a Participating Employer by a mistake of fact, the Funding Agency shall, upon written request of the Company, return such contribution or portion thereof to the Participating Employer within one year after the payment of the contribution to the Funding Agency; however, earnings attributable to such contribution or portion thereof shall not be returned to the Participating Employer but shall remain in the Fund, and the amount returned to the Participating Employer shall be reduced by any losses attributable to such contribution or portion thereof.

(b)	Contributions by the Participating Employers are conditioned upon the deductibility of each contribution under Code section 404. To the extent the deduction is disallowed, the Funding Agency shall, upon written request of the Company, return such contribution to the Participating Employer within one year after the disallowance of the deduction; however, earnings attributable to such contribution (or disallowed portion thereof) shall not be returned to the Participating Employer but shall remain in the Fund, and the amount returned to the Participating Employer shall be reduced by any losses attributable to such contribution (or disallowed portion thereof).

In the case of any such return of contribution the Company shall cause such adjustments to be made to the Accounts of Participants as the Company considers fair and equitable under the circumstances resulting in the return of such contribution.

ARTICLE XI

ADMINISTRATION OF PLAN

Sec. 11.1 Administration by Company. The Company is the “administrator” of the Plan for purposes of ERISA. Except as expressly otherwise provided herein, the Company, and not the other Participating Employers, shall control and manage the operation and administration of the Plan and make all decisions and determinations incident thereto. In carrying out its Plan responsibilities, the Company shall have the discretionary authority to construe the terms of the Plan. Except in cases where the Plan expressly provides to the contrary, action on behalf of the Company may be taken by any of the following:

(a)	The Board.

(b)	The chief executive officer of the Company.

(c)	Any person or persons, natural or otherwise, or committee, to whom responsibilities for the operation and administration of the Plan are allocated by the Company, by resolution of the Board or by written instrument executed by the chief executive officer of the Company and filed with its permanent records, but action of such person or persons or committee shall be within the scope of said allocation.

Sec. 11.2 Certain Fiduciary Provisions. For purposes of the Plan:

(a)	Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan.

(b)	A Named Fiduciary, or a fiduciary designated by a Named Fiduciary pursuant to the provisions of the Plan, may employ one or more persons to render advice with regard to any responsibility such fiduciary has under the Plan.

(c)	To the extent permitted by any applicable trust agreement or group annuity contract a Named Fiduciary with respect to control or management of the assets of the Plan may appoint an investment manager or managers, as defined in ERISA, to manage (including the power to acquire and dispose of) any assets of the Plan.

(d)	At any time the Plan has more than one Named Fiduciary, if pursuant to the Plan provisions fiduciary responsibilities are not already allocated among such Named Fiduciaries, the Company, by action of the Board or its chief executive officer, may provide for such allocation; except that such allocation shall not include any responsibility, if any, in a trust agreement to manage or control the assets of the Plan other than a power under the trust agreement to appoint an investment manager as defined in ERISA.

(e)	Unless expressly prohibited in the appointment of a Named Fiduciary which is not the Company acting as provided in Sec. 11.1, such Named Fiduciary by written instrument may designate a person or persons other than such Named Fiduciary to carry out any or all of the fiduciary responsibilities under the Plan of such Named Fiduciary; except that such designation shall not include any responsibility, if any, in a trust agreement to manage or control the assets of the Plan other than a power under the trust agreement to appoint an investment manager as defined in ERISA.

(f)	A person who is a fiduciary with respect to the Plan, including a Named Fiduciary, shall be recognized and treated as a fiduciary only with respect to the particular fiduciary functions as to which such person has responsibility.

Each Named Fiduciary (other than the Company), each other fiduciary, each person employed pursuant to subsection (b) above, and each investment manager shall be entitled to receive reasonable compensation for services rendered, or for the reimbursement of expenses properly and actually incurred in the performance of their duties with the Plan and to payment therefor from the Fund if not paid directly by the Participating Employers in such proportions as the Company shall determine. Notwithstanding the foregoing, no person so serving who already receives full-time pay from any employer or association of employers whose employees are Participants, or from an employee organization whose members are Participants, shall receive compensation from the Plan, except for reimbursement of expenses properly and actually incurred.

Sec. 11.3 Discrimination Prohibited. No person or persons in exercising discretion in the operation and administration of the Plan shall discriminate in favor of Highly Compensated Employees.

Sec. 11.4 Evidence. Evidence required of anyone under this Plan may be by certificate, affidavit, document, or other instrument which the person acting in reliance thereon considers to be pertinent and reliable and to be signed, made, or presented to the proper party.

Sec. 11.5 Correction of Errors. It is recognized that in the operation and administration of the Plan certain mathematical and accounting errors may be made or mistakes may arise by reason of factual errors in information supplied to the Company or Funding Agency. The Company shall have power to cause such equitable adjustments to be made to correct for such errors as the Company in its discretion considers appropriate. Such adjustments shall be final and binding on all persons. Any return of a contribution due to a mistake in fact will be subject to Sec. 10.4.

Sec. 11.6 Records. Each Participating Employer, each fiduciary with respect to the Plan, and each other person performing any functions in the operation or administration of the Plan or the management or control of the assets of the Plan shall keep such records as may be necessary or appropriate in the discharge of their respective functions hereunder, including records required by ERISA or any other applicable law. Records shall be retained as long as necessary for the proper administration of the Plan and at least for any period required by ERISA or other applicable law.

Sec. 11.7 General Fiduciary Standard. Each fiduciary shall discharge its duties with respect to the Plan solely in the interests of Participants and their beneficiaries and with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

Sec. 11.8 Prohibited Transactions. A fiduciary with respect to the Plan shall not cause the Plan to engage in any prohibited transaction within the meaning of ERISA.

Sec. 11.9 Claims Procedure. The Company shall establish a claims procedure consistent with the requirements of ERISA. Such claims procedure shall provide adequate notice in writing to any Participant or beneficiary whose claim for benefits under the Plan has been denied, setting forth the specific reasons for such denial, written in a manner calculated to be understood by the claimant and shall afford a reasonable opportunity to a claimant, whose claim for benefits has been denied, for a full and fair review by the appropriate Named Fiduciary of the decision denying the claim. No person claiming a benefit under the Plan may initiate a civil action regarding the claim until all steps under the claims procedure (including appeals) have been completed.

Sec. 11.10 Bonding. Plan personnel shall be bonded to the extent required by ERISA. Premiums for such bonding may, in the sole discretion of the Company, be paid in whole or in part from the Fund. Such premiums may also be paid in whole or in part by the Participating Employers in such proportions as the Company shall determine. The Company may provide by agreement with any person that the premium for required bonding shall be paid by such person.

Sec. 11.11 Waiver of Notice. Any notice required hereunder may be waived by the person entitled thereto.

Sec. 11.12 Agent for Legal Process. The Company shall be the agent for service of legal process with respect to any matter concerning the Plan, unless and until the Company designates some other person as such agent.

Sec. 11.13 Indemnification. In addition to any other applicable provisions for indemnification, the Participating Employers jointly and severally agree to indemnify and hold harmless, to the extent permitted by law, each director, officer, and employee of the Participating Employers against any and all liabilities, losses, costs, or expenses (including legal fees) of whatsoever kind and nature which may be imposed on, incurred by, or asserted against such person at any time by reason of such person’s services as a fiduciary in connection with the Plan, but only if such person did not act dishonestly, or in bad faith, or in willful violation of the law or regulations under which such liability, loss, cost, or expense arises. The Company shall have the right, but not the obligation, to select counsel and control the defense and settlement of any action against the indemnitee for which the indemnitee may be entitled to indemnification under this Section.

Sec. 11.14 Expenses of Administration. Investment management and brokerage fees shall be charged against the Participants’ Accounts to which such fees are attributable. In addition, the Company may, to the extent permitted by ERISA, allocate and charge other expenses of Plan administration against Participants’ Accounts.

ARTICLE XII

AMENDMENT, TERMINATION, MERGER

Sec. 12.1 Amendment. Subject to the non-diversion provisions of Sec. 10.4, the Company (and not the other Participating Employers) by action of the Board, or by action of a person so authorized by resolution of the Board, may amend the Plan at any time and from time to time. No amendment of the Plan shall have the effect of changing the rights, duties, and liabilities of any Funding Agency without its written consent. Also, no amendment shall divest a Participant or Beneficiary of Accounts accrued prior to the amendment.

Sec. 12.2 Permanent Discontinuance of Contributions. A Participating Employer, by action of its board of directors, may completely discontinue contributions in support of the Plan. In such event, notwithstanding any provisions of the Plan to the contrary, no employee of such employer shall become a Participant after such discontinuance. Subject to the foregoing, all of the provisions of the Plan shall continue in effect, and upon entitlement thereto distributions shall be made in accordance with the provisions of Article IX.

Sec. 12.3 Reorganizations of Participating Employers. In the event two or more Participating Employers shall be consolidated or merged or in the event one or more Participating Employers shall acquire the assets of another Participating Employer, the Plan shall be deemed to have continued, without termination and without a complete discontinuance of contributions, as to all the Participating Employers involved in such reorganization and their employees. In such event, in administering the Plan the corporation resulting from the consolidation, the surviving corporation in the merger, or the employer acquiring the assets shall be considered as a continuation of all of the Participating Employers involved in the reorganization.

Sec. 12.4 Termination. A Participating Employer, by action of its board of directors, may terminate the Plan as applicable to such Participating Employer and its employees. After a termination no employee of such employer shall become a Participant. The Accounts of each Participant in the employ of such Participating Employer at the time of such termination shall be nonforfeitable, the Participant shall be entitled to a benefit equal to the value of those Accounts determined as of the Valuation Date coincident with or next following the termination of the Plan, distributions shall be made to Participants and Beneficiaries as soon as administratively practicable (and, taking into account the provisions of Sec. 12.6) after the termination of the Plan, but not before the earliest date permitted under the Code and applicable regulations, and the Plan and any related trust agreement or group annuity contract shall continue in force for the purpose of making such distributions.

Sec. 12.5 Partial Termination. If there is a partial termination of the Plan, either by operation of law, by amendment of the Plan, or for any other reason, which partial termination shall be confirmed by the Company, the Accounts of each Participant with respect to whom the partial termination applies shall be nonforfeitable. Subject to the foregoing, all of the provisions of the Plan shall continue in effect as to each such Participant, and upon entitlement thereto distributions shall be made in accordance with the provisions of Article IX.

Sec. 12.6 Merger, Consolidation, or Transfer of Plan Assets. In the case of any merger or consolidation of the Plan with any other plan, or in the case of the transfer of assets or liabilities of the Plan to any other plan, provision shall be made so that each Participant and Beneficiary would (if such other plan then terminated) receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation, or transfer (if the Plan had then terminated). No such merger, consolidation, or transfer shall be effected until such statements with respect thereto, if any, required by the Code or ERISA to be filed in advance thereof have been filed and the Company has determined that the merger, consolidation, or transfer complies with the requirements of the Code and ERISA, and regulations issued thereunder. In that regard:

(a)	The portion of the DM&E Employee Savings Plan attributable to salaried and hourly paid participants was merged into this Plan effective December 13, 2013.

(b)	The Soo Savings Plan for TCU Employees was merged into this Plan effective October 27, 2014.

(c)	The Soo Line 401(k) Plan for Union Employees was merged into this Plan effective October 27, 2014.

Sec. 12.7 Deferral of Distributions. Notwithstanding any provisions of the Plan to the contrary, in the case of a complete discontinuance of contributions to the Plan or of a complete or partial termination of the Plan, the Company or the Funding Agency may defer any distribution of benefit payments to Participants and Beneficiaries with respect to which such discontinuance or termination applies (except for distributions which are required to be made under Sec. 9.1) until after the following have occurred:

(a)	Receipt of a final determination from the Treasury Department or any court of competent jurisdiction regarding the effect of such discontinuance or termination on the qualified status of the Plan under Code section 401(a).

(b)	Appropriate adjustment of Accounts to reflect taxes, costs, and expenses, if any, incident to such discontinuance or termination.

ARTICLE XIII

TOP-HEAVY PLAN PROVISIONS

Sec. 13.1 Effective Date. Unless otherwise provided herein, top heavy plan provisions shall apply to Plan Years beginning after December 31, 2001. For Plan Years prior to January 1, 2002, the top heavy status of the Plan shall be determined according to the provisions of the Plan then in effect.

Sec. 13.2 Key Employee Defined. “Key Employee” means any employee or former employee (including any deceased employee) who at any time during the Plan Year that includes the determination date was an officer of the Company or an Affiliate having annual compensation greater than $170,000 (as adjusted under Code section 416(i)(1) for Plan Years beginning after December 31, 2015), a five-percent owner of the Company or an Affiliate, or a one-percent owner of the Company having annual compensation of more than $150,000. For this purpose, annual Compensation means Compensation within the meaning of Code section 415(c)(3), as defined in Sec. 5.1(e) of the Plan. The determination of who is a Key Employee will be made in accordance with Code section 416(i)(1) and the applicable regulations and other guidance of general applicability issued thereunder.

Sec. 13.3 Determination of Top-Heavy Status. The top-heavy status of the Plan shall be determined according to Code Section 416 and the regulations thereunder, using the following standards and definitions:

(a)	The Plan is a Top-Heavy Plan for a Plan Year beginning after December 31, 2001 if either of the following applies:

(1)	If this Plan is not part of a required aggregation group and the top-heavy ratio for this Plan exceeds 60 percent.

(2)	If this Plan is part of a required aggregation group of plans and the top-heavy ratio for the group of plans exceeds 60 percent.

Notwithstanding paragraphs (1) and (2) above, the Plan is not a Top-Heavy Plan with respect to a Plan Year if it is part of a permissive aggregation group of plans for which the top-heavy ratio does not exceed 60 percent.

(b)	The “top-heavy ratio” shall be determined as follows:

(1)

If the ratio is being determined only for this Plan, or if the aggregation group only includes defined contribution plans, the top-heavy ratio is a fraction, the numerator of which is the sum of the account balances of all Key Employees under the Plan or plans as of the determination date (including any part of any account balance distributed in the five-year period ending on the determination date), and the denominator of which is the sum of the account balances (including any part of any account balance distributed in the one-year period ending on the determination date) of all employees under the Plan or plans as of the determination date. (The “Plans” referred to in the preceding sentence are the plans in the required or permissive aggregation group, as applicable.) The preceding provisions shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Code section 416(g)(2)(A)(i). Both the numerator and denominator of the top-heavy ratio shall be adjusted to reflect any contribution not actually made as of the determination date but which is required to be taken into account on that date under Code section 416 and the regulations thereunder. In the case of a distribution made for a reason other than severance from employment, death or disability, the “one-year period” shall be applied by substituting “five-year period” for “one-year period”.

(2)	If the determination is being made for a required or permissive aggregation group which includes one or more defined benefit plans, the top-heavy ratio is a fraction, the numerator of which is the sum of the account balances of all Key Employees under the defined contribution plan or plans and the present value of accrued benefits of all Key Employees under the defined benefit plan or plans as of the determination date, and the denominator of which is the sum of the account balances of all employees under the defined contribution plan or plans and the present value of accrued benefits of all employees under the defined benefit plan or plans as of the determination date. The account balances and accrued benefits in both the numerator and denominator of the top-heavy ratio shall be adjusted to reflect any distributions made in the one-year period ending on the determination date and any contributions due but unpaid as of the determination date, subject to the special aggregation rule for terminated plans in paragraph (1).

(3)	For purposes of paragraphs (1) and (2), the value of account balances and the present value of accrued benefits will be determined as of the most recent valuation date that falls within the 12-month period ending on the determination date. The account balances and accrued benefits of an employee who is not a Key Employee but who was a Key Employee in a prior year will be disregarded. The calculation of the top-heavy ratio and the extent to which distributions, rollovers, and transfers are taken into account will be made in accordance with Code section 416 and the regulations thereunder. When aggregating plans, the value of account balances and accrued benefits will be calculated with reference to the determination dates that fall within the same calendar year.

(c)	“Required aggregation group” means (i) each qualified plan of the employer (including terminated plans) in which at least one Key Employee participates in the Plan Year containing the determination date, or any of the four preceding Plan Years, and (ii) any other qualified plan of the employer that enables a plan described in (i) to meet the requirements of Code sections 401(a)(4) or 410.

(d)	“Permissive aggregation group” means the required aggregation group of plans plus any other plan or plans of the employer which, when consolidated as a group with the required aggregation group, would continue to satisfy the requirements of Code sections 401(a)(4) and 410.

(e)	“Determination date” means, for any Plan Year subsequent to the first Plan Year, the last day of the preceding Plan Year. For the first Plan Year of the Plan, the last day of that year is the determination date.

(f)	The “valuation date” is the last day of each Plan Year and is the date as of which account balances or accrued benefits are valued for purposes of calculating the top-heavy ratio.

(g)	For purposes of establishing the “present value” of benefits under a defined benefit plan to compute the top-heavy ratio, any benefit shall be discounted only for mortality and interest based on the interest rate and mortality table specified in the defined benefit plan for this purpose.

(h)	If an individual has not performed any services for the employer at any time during the one-year period ending on the determination date with respect to a Plan Year, any account balance or accrued benefit for such individual shall not be taken into account for such Plan Year.

Sec. 13.4 Minimum Contribution Requirement. For any Plan Year with respect to which the Plan is a Top-Heavy Plan, the employer contributions and Forfeitures allocated to each Active Participant who is not a Key Employee and whose Termination of Employment has not occurred prior to the end of such Plan Year shall not be less than the minimum amount determined in accordance with the following:

(a)	The minimum amount shall be the amount equal to that percentage of the Participant’s Compensation for the Plan Year which is the smaller of:

(1)	Three percent.

(2)	The percentage which is the largest percentage of Compensation allocated to any Key Employee from employer contributions and Forfeitures for such Plan Year.

(b)	Any employer contribution attributable to, or contingent upon, a salary reduction or similar arrangement (including Before Tax Deposits, Sick Leave Deposits and Matching Contributions under this Plan) may not be used to satisfy the minimum amount of employer contributions which must be allocated under subsection (a).

(c)	This section shall not apply to any Participant who is covered under any other plan of the employer under which the minimum contribution or minimum benefit requirement applicable to Top-Heavy Plans will be satisfied. For purposes of this section, any employer contribution attributable to a salary reduction or similar arrangement shall be taken into account. Any employer contribution attributable to a salary reduction or similar arrangement (including Before Tax Deposits under this Plan) may not be used to satisfy the minimum amount of employer contributions which must be allocated under this section. However, employer Matching Contributions under this Plan (and employer matching contributions under any other plan whose contributions are to be used to satisfy the requirements of this section) may be used to satisfy the minimum amount of employer contributions which must be allocated under this section. Employer matching contributions that are used to satisfy this section shall be treated as employer matching contributions for purposes of the actual contribution percentage test and other requirements of Code Section 401(m).

(d)	For purposes of determining the minimum Contribution under this Sec. 13.4 for Top Heavy Years, the term “Compensation” is defined in Sec. 5.1(e) of the Plan.

Sec. 13.5 Definition of Employer. For purposes of this Article XIII, the term “employer” means all Participating Employers and trade or business entity under Common Control with a Participating Employer.

Sec. 13.6 Exception for Collective Bargaining Unit. Section 13.4 shall not apply with respect to any employee included in a unit of employees covered by an agreement which the Secretary of Labor finds to be a collective bargaining agreement between employee representatives and one or more employers if there is evidence that retirement benefits were the subject of good faith bargaining between such employee representative and such employer or employers.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

Sec. 14.1 Insurance Company Not Responsible for Validity of Plan. No insurance company that issues a contract under the Plan shall have any responsibility for the validity of the Plan. An insurance company to which an application may be submitted hereunder may accept such application and shall have no duty to make any investigation or inquiry regarding the authority of the applicant to make such application or any amendment thereto or to inquire as to whether a person on whose life any contract is to be issued is entitled to such contract under the Plan.

Sec. 14.2 Headings. Headings at the beginning of articles and sections hereof are for convenience of reference, shall not be considered a part of the text of the Plan, and shall not influence its construction.

Sec. 14.3 Capitalized Definitions. Capitalized terms used in the Plan shall have their meaning as defined in the Plan unless the context clearly indicates to the contrary.

Sec. 14.4 Gender. Any references to the masculine gender include the feminine and vice versa.

Sec. 14.5 Use of Compounds of Word “Here”. Use of the words “hereof,” “herein,” “hereunder,” or similar compounds of the word “here” shall mean and refer to the entire Plan unless the context clearly indicates to the contrary.

Sec. 14.6 Construed as a Whole. The provisions of the Plan shall be construed as a whole in such manner as to carry out the provisions thereof and shall not be construed separately without relation to the context.

Sec. 14.7 Benefits of Reemployed Veterans. Notwithstanding any provisions of this Plan to the contrary, contributions, benefits and service credit with respect to Qualified Military Service will be provided in accordance with Code section 414(u). For this purpose:

(a)	As provided by Code section 414(u), “Qualified Military Service” means service in the uniformed services (as defined in Chapter 43 of Title 38, United States Code) by an individual if he or she is qualified under such chapter to reemployment rights with the Company or an Affiliate following such military service.

(b)	“USERRA” means the Uniformed Services Employment and Reemployment Rights Act of 1994 as amended.

(c)

If an individual returns to employment with the Company or an Affiliate following a period of Qualified Military Service under circumstances that he or she has reemployment rights under USERRA, and the individual reports for said reemployment within the time frame required by USERRA, the following provisions shall apply:

(1)	The employee can elect to have “make up” Before Tax Deposits made out of his or her Certified Earnings following his or her period of Qualified Military Service to the extent he or she could have made Before Tax Deposits had he or she remained a Participant in the Plan during the period of his or her Qualified Military Service. The deadline for a returning participant to make up Before Tax Deposits is three times the period of Qualified Military Service but not more than five years. Such Before Tax Deposits shall be matched in the same way as other Before Tax Deposits would have been, but the Before Tax Deposits and Matching Contributions shall not be subject to the provisions of Sec. 4.7 or Sec. 4.8 of the Plan.

(2)	The Participant may elect to have his or her loan payments under the Plan suspended and the interest rate on the loan capped in accordance with USERRA and the Servicemembers Civil Relief Act (“SCRA”).

(3)	The Qualified Military Service shall be recognized as service under the Plan to the same extent as it would have been if the employee had remained continuously employed with the Company or an Affiliate rather than going into the military.

(4)	Certified Earnings shall be determined for the individual as of each January 1 during the period of Qualified Military Service. The amount of Certified Earnings shall be determined by the Company consistent with the requirements of the USERRA, and shall reflect the Company’s best estimate of the earnings the individual would have received but for the Qualified Military Service. Effective January 1, 2009, any shift differential pay shall be treated as Certified Earnings under the Plan.

(d)	The Plan shall comply with the provisions of the Heroes Earnings Assistance and Relief Tax Act (the “HEART Act”), which amended certain provisions of USERRA. The HEART Act is generally effective January 1, 2007 and provides as follows:

(1)	If a Participant dies while performing “qualified military service” (as defined in USERRA), the Participant’s survivors shall receive the same benefits under the Plan as if the Participant died while employed by a Participating Employer. This rule does not, however, require survivors to be provided with any additional benefit accruals relating to the period of qualified military service.

(2)	If a Participant is receiving military shift differential pay (which is the amount of pay, if any, that the Participant is receiving from his or her

Participating Employer while performing qualified military service), he or she may make Before Tax Deposits out of the military shift differential pay. After December 31, 2008, military shift differential pay is subject to federal income tax withholding if the employee is on active duty with the uniformed services for more than 30 days. In addition, the military shift differential pay shall be treated as Certified Earnings under the Plan. FICA and FUTA withholding, however, is not required. If a Participant receiving military differential pay takes a distribution described in paragraph (3) below, however, he or she cannot make Before Tax Deposits for six months following the date of the distribution.

(3)	If a Participant receiving military shift differential pay is performing qualified military service for at least 30 days, he or she may take a distribution of part or all of his or her Accounts under the Plan as if he or she had a Termination of Employment. Individuals who take such a distribution have the option to repay the distribution within the two-year period after the end of the qualified military service.

(e)	The foregoing provisions are intended to provide the benefits required by USERRA and the HEART Act, and are not intended to provide any other benefits. This section shall be construed consistently with said intent.

ARTICLE XV

REVIEW BOARD

Sec. 15.1 Review Board. Except as expressly provided herein to the contrary, a Review Board shall be established for the purpose of hearing and determining all disputes which may arise concerning eligibility for participation in, or benefits payable under, the Plan, but only with respect to Participants whose hours and wages are subject to the terms of a collective bargaining agreement between a Participating Employer and a Participating Union. The Review Board shall act pursuant to the following:

(a)	The Review Board shall consist of members selected by the Company and the Participating Unions. Each Participating Union shall be entitled to select one member. The Company may select one or more members and alternate members who may act for any of the members appointed by the Company in the event of absence or inability to act of one or more of the Company appointed members. Likewise, the Participating Unions may select alternate members who may act for any of the members appointed by the Participating Unions in the event of the absence or inability to act of one or more of such members. The Company or the Participating Unions at any time may remove a member appointed by it and may select a member to fill any vacancy caused by such removal or other reason such as resignation or death. Both the Company and the Participating Unions shall, in writing, notify each other respectively concerning such selections, which shall continue until further written notice.

(b)	The Review Board shall adopt rules as to what constitutes a quorum for the transaction of business. At all Review Board meetings, Company members present shall be entitled to one aggregate vote and Participating Union members shall be entitled to one aggregate vote. There shall be no fractional votes, and the Company’s vote and the vote of the Participating Unions shall be determined by a majority vote of the Company members and the Participating Union members respectively.

(c)	The Review Board shall have the authority to appoint subcommittees from the members of the Review Board to handle any problem within the jurisdiction of the Review Board. Such subcommittee shall report exclusively to the Review Board.

(d)	The compensation, travel, and other reasonable living expenses, if any, of members of the Review Board selected by the Company which are incidental to the holding of such meetings and performing functions of the Review Board, shall be paid by the Company. The compensation, travel, and other reasonable living expenses, if any, of members of the Review Board selected by the Participating Unions that are incidental to the holding of such meetings and performing such functions of the Review Board, shall be paid by the appropriate Participating Unions.

(e)	All decisions and actions taken by the Review Board shall be by two affirmative votes or agreements. Such affirmative votes or agreements shall be in writing if made or given other than during a meeting of the Review Board. All decisions of the Review Board shall be final and binding upon the Company, the Participating Employers, the Participating Unions, and any other person having an interest in, under, or derived from the Plans. No ruling or decision of the Review Board in one case shall create a basis for a retroactive adjustment in any prior case.

(f)	If the Review Board shall fail to agree on any matter or dispute coming before it, the matter or dispute shall be submitted to the Review Board sitting with an impartial referee who shall act as chairman during the proceedings pertaining to such matter. Such impartial referee shall have one vote. Two affirmative votes shall be required to render a decision or determination on matters coming before the Review Board sitting together with the impartial referee. The impartial referee shall be selected according to the procedures agreed upon between the Company and Participating Unions; provided, however, that the impartial referee shall be familiar with the provisions of ERISA and the tax laws governing the Plan, and shall have a financial background sufficient to make informed decisions regarding the investment options to be made available under the Plan and to select appropriate investment managers to invest Plan assets.

(g)	The compensation and expenses (including premiums for bonding, if any, required by ERISA) of the impartial referee shall be paid by the Plan.

(h)	Meetings of the Review Board may be called at any time by both (i) a majority of the Participating Union appointed members and (ii) a majority of the Company appointed members of the Review Board. In addition, meetings of the Review Board may be called by any two Company appointed members or any two Participating Union appointed members of the Review Board upon not less than 30 days notice to the other members of the Review Board. All meetings shall be conducted at the Company’s offices unless otherwise agreed to by the Review Board.

(i)	The Review Board shall sit as a “System Board of Adjustment” pursuant to Section 3, Second of the Railway Labor Act with respect to all matters referable to it under the Plan, which matters shall not be subject to the grievance procedure provided in the collective bargaining agreements between the Company and the Participating Unions as in effect from time to time. All decisions of the Review Board shall be final, binding and conclusive upon the Company, the Participating Employers, the Participating Unions, the Funding Agency, the Participants and Beneficiaries, and any person having or claiming to have an interest in the Plan and shall be enforceable in any court of competent jurisdiction.

Sec. 15.2 Powers of the Review Board. The Review Board shall determine all disputes which may arise concerning eligibility for participation in the Plan or benefits payable under the Plan. The Review Board shall have full power to affirm, reverse or otherwise modify any decision or administrative action or proposed action which gave rise to any dispute involving matters described in the previous sentence. Notwithstanding the foregoing, any determination of disability made by the Company pursuant to Sec. 2.34, for purposes of determining whether a Termination of Employment has occurred, or any Company determination with respect to a qualified domestic relations order pursuant to Sec. 9.8 shall be final and not subject to reversal or modification by the Review Board. In carrying out its Plan responsibilities, the Review Board shall have the final discretionary authority to construe the terms of the Plan. The Review Board shall have no power to add to or subtract from or modify any of the terms of the Plan. The Review Board shall have the power to establish rules of procedure for the conduct of its business and of hearings before it, which rules shall not be inconsistent with the provisions of the Plan.

Sec. 15.3 Review Functions. The Review Board shall have the following rights and review functions:

(a)	To examine, during normal business hours, all books, records, reports, regulations, and procedures relative to participation and benefits payable under the Plan, Investment Funds, hardship withdrawals while employed, Participant loans, annual reports, Participant statements and related data.

(b)	The Company, the Participating Employers, and each Funding Agency, as the case may be, shall, upon request, furnish to the Participating Union members of the Review Board and the Participating Unions all records and material set forth in subsection (a) above within 30 days from the later of the date on which such material may have been prepared or compiled or a request is made. The Participating Union members of the Review Board may request and shall be entitled to receive additional material and data relating to the foregoing.

Sec. 15.4 Liability. The Review Board and any members thereof shall be entitled to rely upon the correctness of any information furnished by the Company and the Participating Unions. Neither the Review Board nor any of its members, nor the Participating Unions, nor any officers or other representatives of the Participating Unions, nor any officers or other representatives of the Participating Employers, nor the Company, nor any officers or other representatives of the Company, shall be liable because of any act or failure to act on the part of the Review Board, or any of its members, except that nothing herein shall be deemed to relieve any such individual from liability for his own fraud or bad faith.

Sec. 15.5 Indemnity. The Company as to employer members and alternate employer members of the Review Board and the Participating Unions as to employee members and alternate employee members of the Review Board, shall indemnify, save and hold harmless such members, respectively, from any and all liability, loss, costs, damage or expense which such members or any of them may incur or sustain, arising out of the discharge of the responsibilities under the Plan of the Review Board, but only if such person did not act dishonestly or in bad faith or in willful violation of the law or regulations under which such liability, loss, cost or expense arises. The Company as to employer members and alternate employee members of the Review Board and the Participating Unions as to employee members and alternate employee members of the Review Board shall have the right, but not the obligation, to select counsel and control the defense and settlement of any action against the indemnitee for which the indemnitee may be entitled to indemnification under this section.

Sec. 15.6 Company Records. The Company, the Participating Employers, and the Funding Agency shall keep or cause to be kept such records as may be necessary or appropriate in the discharge of their respective duties hereunder. The records and reports maintained or received by the Company, the Participating Employers or the Funding Agency in connection with the administration of eligibility and benefit determination, hardship withdrawals and Investment Funds under the Plan shall be available for inspection at all reasonable times by the Review Board or the Participating Unions and such consultants as they may employ.

APPENDIX A

Soo Line Railroad Company

Participating Unions

Participating Union	Effective Date of Participation
International Association of Machinists & Aerospace Workers	January 1, 1992

United Transportation Union	April 1, 1995

National Conference of Firemen & Oilers	January 1, 1992

American Railway & Airway Supervisors Association — Police/Technical Engineers (Division of TCU)	January 1, 1992

Soo Line Locomotive and Car Foreman’s Association	January 1, 1992

International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers & Helpers	January 1, 1992

Brotherhood of Railway Carmen (Division of TCU)	April 1, 1992

Brotherhood of Locomotive Engineers	January 1, 1992

International Brotherhood of Electrical Workers	January 1, 1992

Brotherhood of Railroad Signalmen	July 1, 1992

Brotherhood of Maintenance of Way Employees	January 1, 1992

Sheet Metal Workers International Association	September 1, 1992

American Train Dispatchers Department (Division of BLE)	January 1, 1992

United Transportation Union — Yardmasters	January 1, 1992

APPENDIX B

Delaware and Hudson Railway Company, Inc.

Participating Unions

Participating Union	Effective Date of Participation
American Railway Supervisors Association (Mechanical)	October 28, 1998

Brotherhood of Locomotive Engineers and Trainmen	October 28, 1998

Brotherhood of Railroad Signalmen	October 28, 1998

International Association of Machinist & Aerospace Workers	October 28, 1998

International Brotherhood of Electrical Workers	October 28, 1998

The National Conference of Firemen & Oilers	October 28, 1998

Transportation Communications International Union	October 28, 1998

Allied Services Division/TCU (Police)	October 28, 1998

Brotherhood of Railway Carmen (Division of TCU)	October 28, 1998

United Transportation Union	October 28, 1998

United Transportation Union - Yardmasters	October 28, 1998

Sheet Metal Workers International Association	October 28, 1998

Brotherhood of Maintenance of Way Employees	February 1, 1999

American Railway Supervisors Association (Engineering)	September 1, 1999

APPENDIX C

Dakota, Minnesota and Eastern Railroad Corporation

Participating Unions

Union Name & Abbreviation	Effective Date of Inclusion in Soo Union 401k plan	Effective Date in CP 401k Plan
Brotherhood of Locomotive Engineers and Trainmen (BLET)	12/13/2013	10/17/2014

United Transportation Union (UTU)	12/13/2013	10/17/2014

Brotherhood of Railway Signalmen (BRS)	12/13/2013	10/17/2014

Brotherhood of Maintenance of Way (BMWED)	12/13/2013	10/17/2014

International Association of Machinists (IAM)	12/13/2013	10/17/2014